Exhibit 99.2

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
BANCTRUST FINANCIAL GROUP, INC.
AS OF DECEMBER 31, 2011 AND 2010
AND FOR THE THREE YEARS ENDED DECEMBER 31, 2011
AND NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Management’s Report on Financial Statements

The Management of BancTrust Financial Group, Inc. is responsible for the preparation, content, integrity, objectivity and reliability of the financial statements and all other financial information included in this Annual Report on Form 10-K. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, Management made judgments and estimates based upon currently available facts, events and transactions.

Management depends upon the Company’s accounting system and internal control structure to meet its responsibility for the reliability of these statements. These systems and controls are designed to provide reasonable assurance that the assets are safeguarded from material loss and that the transactions executed are in accordance with Management’s authorizations and are properly recorded in the financial records. The concept of reasonable assurance recognizes that the cost of internal accounting controls should not exceed the benefits derived and that there are inherent limitations of any system of internal accounting controls.

Management is required to evaluate, and to report on its evaluation of, the effectiveness of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting. Management has found the Company’s disclosure controls and procedures and its internal control over financial reporting were not effective as of December 31, 2011, and Management’s report on these items is included in Item 9A of this Annual Report on Form 10-K.

The independent registered public accounting firm of Dixon Hughes Goodman LLP has been engaged to audit the Company’s financial statements and to express an opinion as to whether the Company’s statements present fairly, in all material respects, the financial position, cash flows and the results of operations of the Company, all in accordance with accounting principles generally accepted in the United States of America. Their audit is conducted in conformity with the standards of the Public Company Accounting Oversight Board (United States) and includes procedures believed by them to be sufficient to provide reasonable assurance that the financial statements are free of material misstatement. They also issue an attestation report on Management’s assessment of the effectiveness of BancTrust’s internal control over financial reporting.

The Audit Committee of the Board of Directors, composed of directors who meet the standards of independence set by the Nasdaq Stock Market, oversees Management in the exercise of its responsibility in the preparation of these statements. This committee has the responsibility to review periodically the scope, findings and opinions of the audits of the independent registered public accountants and internal auditors. Dixon Hughes Goodman LLP and the internal auditors have free access to the Audit Committee and also to the Board of Directors to meet independent of Management to discuss the internal control structure, accounting, auditing and other financial reporting concerns.

We believe these policies and procedures provide reasonable assurance that our operations are conducted in accordance with a high standard of business conduct and that the financial statements reflect fairly the financial position, results of operations and cash flows of the Company.

W. Bibb Lamar, Jr.	F. Michael Johnson
President and CEO	Chief Financial Officer

Management’s Report on Internal Control Over Financial Reporting

Management of BancTrust Financial Group, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting.  BancTrust’s internal control over financial reporting was designed under the supervision of the Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of BancTrust’s internal control over financial reporting as of December 31, 2011.  In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.

As a result of management’s evaluation of the Company’s internal control over financial reporting, management identified deficiencies, that when evaluated in combination, lead to the determination that there is a reasonable possibility that the Company’s internal controls could fail to prevent or detect a material misstatement on a timely basis as of December 31, 2011.  Accordingly, as a result of this material weakness, management has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2011.  This material weakness relates to controls surrounding the valuation, documentation, and review of impaired loans and other real estate owned at December 31, 2011.  As a result of this material weakness, management has adopted a specific action plan to address these deficiencies in internal controls which are discussed in more detail in Item 9A. Controls and Procedures.

BancTrust’s independent registered public accounting firm, Dixon Hughes Goodman LLP, has issued an attestation report on Management’s assessment of the effectiveness of BancTrust’s internal control over financial reporting as of December 31, 2011.  This report appears on page 4.

W. Bibb Lamar, Jr.
President and Chief Executive Officer

F. Michael Johnson
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS
BANCTRUST FINANCIAL GROUP, INC.

We have audited the accompanying consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal controls over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 12, 2012 expressed an adverse opinion thereon.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
April 12, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS
BANCTRUST FINANCIAL GROUP, INC.

We have audited BancTrust Financial Group, Inc. and subsidiaries (BancTrust)’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment:  the Company did not have adequate internal controls surrounding the valuation, documentation and review of impaired loans and other real estate owned. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2011 consolidated financial statements, and this report does not affect our report dated April 12, 2012 on those consolidated financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, BancTrust has not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of BancTrust as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and our report dated April 12, 2012, expressed an unqualified opinion on those consolidated financial statements.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
April 12, 2012

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Condition
As of December 31, 2011 and 2010

	December 31,
	2011	2010
	(Dollars and shares in thousands except per share amounts)
ASSETS:

Cash and due from banks	$37,911	$25,852
Interest-bearing deposits	61,942	144,022
Securities available for sale	517,213	425,560
Loans held for sale	2,021	5,129
Loans and leases	1,275,028	1,378,156
Allowance for loan and lease losses	(42,156)	(47,931)
Loans and leases, net	1,232,872	1,330,225
Premises and equipment, net	71,298	75,604
Accrued income receivable	6,227	6,485
Other intangible assets, net	3,519	4,632
Cash surrender value of life insurance	17,654	17,048
Other real estate owned	57,387	82,419
Other assets	23,833	41,172
Total Assets	$2,031,877	$2,158,148

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Deposits
Interest-bearing	$1,554,504	$1,640,102
Non-interest-bearing	257,169	224,703
Total deposits	1,811,673	1,864,805
Short-term borrowings	20,000	20,000
FHLB advances and long-term debt	70,539	92,804
Other liabilities	15,383	16,609
Total Liabilities	1,917,595	1,994,218

SHAREHOLDERS’ EQUITY:
Preferred stock — no par value
Shares authorized — 500
Shares outstanding — 50 in 2011 and 2010	48,730	48,140
Common stock — $.01 par value
Shares authorized — 100,000
Shares issued — 18,210 in 2011 and 17,895 in 2010	182	179
Additional paid in capital	194,636	193,901
Accumulated other comprehensive loss, net	(5,172)	(5,132)
Deferred compensation payable in common stock	949	826
(Accumulated deficit) retained earnings	(121,686)	(70,750)
Less:
Treasury stock, at cost — 256 shares in 2011 and 2010	(2,408)	(2,408)
Common stock held in grantor trust — 182 shares in 2011 and 124 shares in 2010	(949)	(826)
Total shareholders’ equity	114,282	163,930
Total Liabilities and Shareholders’ Equity	$2,031,877	$2,158,148

See accompanying notes to consolidated financial statements.

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income (Loss)
For the Years Ended December 31, 2011, 2010 and 2009

	Year Ended December 31,
	2011	2010	2009
	(Dollars and shares in thousands, except per share amounts)
INTEREST REVENUE:
Loans and leases	$67,157	$73,079	$75,559
Investment securities — taxable	13,063	10,522	9,085
Investment securities — non-taxable	89	219	1,040
Interest-bearing deposits	211	256	254
Total interest revenue	80,520	84,076	85,938
INTEREST EXPENSE:
Deposits	15,543	20,355	27,969
FHLB advances and long-term debt	1,787	2,290	3,091
Short-term borrowings	981	1,026	1,015
Total interest expense	18,311	23,671	32,075
Net interest revenue	62,209	60,405	53,863
Provision for loan and lease losses	32,100	12,300	37,375
Net interest revenue after provision for loan and lease losses	30,109	48,105	16,488
NON-INTEREST REVENUE:
Service charges on deposit accounts	6,226	7,221	9,207
Trust revenue	3,557	3,824	3,547
Securities gains, net	3,882	2,369	3,897
Total impairment losses on securities	(1,893)	0	(1,209)
Portion of losses recognized in other comprehensive income	1,693	0	809
Net impairment losses recognized in earnings	(200)	0	(400)
Other income, charges and fees	6,959	6,990	7,051
Total non-interest revenue	20,424	20,404	23,302
NON-INTEREST EXPENSE:
Salaries	21,524	21,713	22,681
Pension and other employee benefits	6,419	6,543	6,362
Furniture and equipment expense	3,454	4,102	4,241
Net occupancy expense	6,214	6,002	6,436
Intangible amortization	1,113	2,195	2,650
Goodwill impairment	0	0	97,367
Loss on other real estate owned	32,398	2,193	11,789
Loss (gain) on sale of other assets	(247)	298	382
ATM processing	976	1,248	1,306
FDIC assessment	3,206	4,110	4,561
Capital raise costs	1,219	0	0
Telephone and data line	1,895	1,756	2,147
Legal	1,269	1,731	1,588
Other real estate carrying cost	1,856	1,975	3,389
Other expense	9,717	9,839	11,215
Total non-interest expense	91,013	63,705	176,114
(Loss) income before income taxes	(40,480)	4,804	(136,324)
Income tax expense (benefit)	7,366	929	(15,029)
Net (loss) income	(47,846)	3,875	(121,295)
Effective preferred stock dividend	3,090	3,033	3,026
Net (loss) income available to common shareholders	$(50,936)	$842	$(124,321)
Basic (loss) earnings per common share	$(2.85)	$.05	$(7.06)
Diluted (loss) income per common share	$(2.85)	$.05	$(7.06)
Weighted-average shares outstanding — basic	17,903	17,639	17,617
Weighted-average shares outstanding — diluted	17,903	17,717	17,617

See accompanying notes to consolidated financial statements.

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 2011, 2010 and 2009

(Dollars and shares in thousands, except per share amounts)

	Preferred Stock	Common Stock Shares Issued	Common Stock Par Amount	Additional Paid in Capital	Accumulated Other Comprehensive Loss, Net	Unearned/ Deferred Compensation Payable in Common Stock	Retained Earnings (Accumulated Deficit)	Treasury Stock	Common Stock Held in Grantor Trust	Total
Balance, December 31, 2008	$ 47,085	17,811	$ 178	$ 193,458	$ (2,271)	$ 1,674	$ 53,346	$ (2,408)	$ (1,674)	$ 289,388
Comprehensive (loss):
Net loss							(121,295)			(121,295)
Recognized net periodic pension benefit cost					412					412
Minimum pension liability adjustment, net of taxes					454					454
Net change in fair values of securities available for sale, net of taxes					(2,363)					(2,363)
Total comprehensive (loss)										(122,792)
Dividends declared-common ($.035 per share)							(617)			(617)
Dividends-preferred							(2,507)			(2,507)
Purchase of deferred compensation treasury shares						203			(203)	0
Deferred compensation payable in common stock held in grantor trust						(1,097)			1,097	0
Cost of preferred stock issuance	(17)									(17) )
Amortization of preferred stock discount	519						(519)			0
Shares issued under dividend reinvestment plan		14		115						115
Stock compensation expense				228						228
Restricted stock fully vested		65	1	(1)						0
Balance, December 31, 2009	47,587	17,890	179	193,800	(3,768)	780	(71,592)	(2,408)	(780)	163,798
Comprehensive income (loss):
Net income							3,875			3,875
Recognized net periodic pension benefit cost					299					299
Minimum pension liability adjustment, net of taxes					(399)					(399)
Net change in fair values of securities available for sale, net of taxes					(1,264)					(1,264)
Total comprehensive (loss)										2,511

(continued)

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 2011, 2010 and 2009

(Dollars and shares in thousands, except per share amounts)
(continued)

	Preferred Stock	Common Stock Shares Issued	Common Stock Par Amount	Additional Paid in Capital	Accumulated Other Comprehensive Loss, Net	Unearned/ Deferred Compensation Payable in Common Stock	Retained Earnings (Accumulated Deficit)	Treasury Stock	Common Stock Held in Grantor Trust	Total
Dividends-preferred							(2,480)			(2,480)
Purchase of deferred compensation treasury shares						191			(191)	0
Deferred compensation payable in common stock held in grantor trust						(145)			145	0
Amortization of preferred stock discount	553						(553)			0
Shares issued under dividend reinvestment plan				1						1
Stock compensation expense				96						96
Restricted stock fully vested		5		4						4
Balance, December 31, 2010	48,140	17,895	179	193,901	(5,132)	826	(70,750)	(2,408)	(826)	163,930
Comprehensive loss:
Net loss							(47,846)			(47,846)
Recognized net periodic pension benefit cost					279					279
Minimum pension liability adjustment					(6,587)					(6,587)
Net change in fair values of securities available for sale					6,268					6,268
Total comprehensive loss										(47,886)
Dividends-preferred							(2,500)			(2,500)
Purchase of deferred compensation treasury shares						141			(141)	0
Deferred compensation payable in common stock held in grantor trust						(18)			18	0
Amortization of preferred stock discount	590						(590)			0
Common stock issued		297	3	702						705
Stock compensation expense				33						33
Restricted stock fully vested		18								0
Balance, December 31, 2011	$ 48,730	18,210	$ 182	$ 194,636	$ (5,172)	$ 949	$ (121,686)	$ (2,408)	$ (949)	$ 114,282

See accompanying notes to consolidated financial statements.

BancTrust Financial Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2011, 2010 and 2009

	Year Ended December 31,
	2011	2010	2009
	(Dollars and shares in thousands, except per share amounts)
OPERATING ACTIVITIES:
Net (loss) income	$(47,846)	$3,875	$(121,295)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation of premises and equipment	4,308	4,920	5,300
Amortization and accretion of premiums and discounts, net	3,076	1,431	199
Amortization of intangible assets	1,113	2,195	2,650
Provision for loan and lease losses	32,100	12,300	37,375
Securities gains, net	(3,882)	(2,369)	(3,897)
Other-than-temporary impairment on securities	200	0	400
Goodwill impairment	0	0	97,367
Stock compensation	33	100	228
Increase in cash surrender value of life insurance	(606)	(608)	(675)
Loss on sales and write-downs of other real estate owned, net	32,398	2,193	11,789
Loss (gain) on sales and write-downs of repossessed and other assets	(247)	298	382
Gain on sale of other loans originated for sale	(800)	(874)	(704)
Deferred income tax expense (benefit)	10,785	(2,619)	(6,743)
Change in operating assets and liabilities:
Loans originated for sale	(52,772)	(70,008)	(79,590)
Loans sold	56,680	68,700	80,274
Accrued income receivable	258	204	1,239
Other assets	6,805	2,544	(20,457)
Increase (decrease) in other liabilities	(7,537)	636	(5,516)
Net cash provided by (used in) operating activities	34,066	22,918	(1,674)
INVESTING ACTIVITIES:
Net (increase) decrease in interest-bearing deposits in other financial institutions	82,080	(121,633)	19,987
Net decrease in loans and leases	52,696	41,393	12,666
Purchases of premises and equipment, net	(2)	(1,351)	(885)
Proceeds from sales of other real estate owned	5,946	4,147	18,103
Proceeds from maturities of securities available for sale	121,141	111,218	70,439
Proceeds from sales of securities available for sale	207,212	107,025	157,161
Purchases of securities available for sale	(413,888)	(383,798)	(268,723)
Net cash (used in) provided by investing activities	55,185	(242,999)	8,748
FINANCING ACTIVITIES:
Net increase (decrease) in deposits	(53,132)	211,370	(9,042)
Net (decrease) increase in short-term borrowings	0	0	(57)
Proceeds from FHLB advances	0	25,000	22,000
Payments on FHLB advances	(22,265)	(25,245)	(22,374)
Dividends paid	(2,500)	(2,480)	(3,008)
Proceeds from issuance of common stock	705	1	1
Net cash provided by (used in) financing activities	(77,192)	208,646	(12,480)
NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	12,059	(11,435)	(5,406)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	25,852	37,287	42,693
CASH AND CASH EQUIVALENTS AT END OF YEAR	$37,911	$25,852	$37,287

See accompanying notes to consolidated financial statements.

BancTrust Financial Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2011, 2010 and 2009

Note 1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION — The accompanying consolidated financial statements include the accounts of BancTrust Financial Group, Inc. (the “Company” or “BancTrust”) and its wholly-owned subsidiary, BankTrust, headquartered in Mobile, Alabama (the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Bank is engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial, installment and real estate loans in the southern two-thirds of Alabama and northwest Florida and in investment securities. The Bank also offers a range of other commercial bank products and services including insurance and investment products and services and trust services.

BASIS OF FINANCIAL STATEMENT PRESENTATION — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Statement of Condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan and lease losses, the valuation of foreclosed real estate, and the valuation of deferred tax assets.

A substantial portion of the Company’s loans are secured by real estate in the southern two-thirds of Alabama and northwest Florida. Accordingly, the ultimate collectability of that portion of the Company’s loan portfolio is susceptible to changes in market conditions in these areas. The Company’s management team (“Management”) believes that the allowance for losses on loans and leases is adequate. While Management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans and leases. Such agencies may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are generally sold for one day periods.

Supplemental disclosures of cash flow information for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
	(Dollars in thousands)
Cash paid (received) for:
Interest	$19,680	$23,410	$34,759
Income taxes	(6,165)	3,978	(424)
Non-cash transactions:
Transfer of loans to other real estate owned	13,312	36,574	31,175
Dividends paid in common stock	0	0	104
Fair value of restricted stock issued	0	0	50
Minimum pension liability adjustment, net of taxes	(6,587)	(399)	454
Net change in fair values of securities available for sale, net of taxes	6,268	(1,264)	(2,363)

SECURITIES AVAILABLE FOR SALE — Securities available for sale are carried at fair value. Amortization of premiums and accretion of discounts are accounted for using the interest method over the estimated life of the security. Unrealized gains and losses are excluded from earnings and reported, net of tax, as a separate component of shareholders’ equity until realized. Securities available for sale may be used as part of the Company’s asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains and losses on the sale of these assets.

LOANS AND INTEREST INCOME — Loans are reported at the principal amounts outstanding, adjusted for unearned income, deferred loan origination fees and costs, purchase premiums and discounts, write-downs and the allowance for loan and lease losses. Loan origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to the yield of the related loans using the interest method.

Interest on loans is accrued and credited to income based on the principal amount outstanding.

Loans are considered past due based on the contractual due date. The accrual of interest on loans is discontinued when, in the opinion of Management, there is an indication that the borrower may be unable to meet contractual payments as they become due. Generally, loans 90 days or more past due are placed on non-accrual status unless there is sufficient collateral to assure collectability of principal and interest and the loan is in the process of collection. Upon such discontinuance, all unpaid accrued interest is reversed against current income. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to Management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Loans held for sale are carried at the lower of aggregate cost or market value.

ALLOWANCE FOR LOAN AND LEASE LOSSES — The allowance for loan and lease losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan and lease portfolio. Loans and leases are charged off against the allowance for loan and lease losses when Management believes that the collection of the principal is unlikely. Subsequent recoveries are added to the allowance. BancTrust’s determination of its allowance for loan and lease losses is determined in accordance with GAAP and regulatory guidance. The amount of the allowance for loan and lease losses and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan and lease loss experience, assessment of specific impaired loans, current economic conditions and such other factors which, in Management’s judgment, deserve current recognition in estimating loan and lease losses.

Management has developed and uses a documented systematic methodology for determining and maintaining an allowance for loan and lease losses. A regular, formal and ongoing loan review is conducted to identify loans and leases with unusual risks and probable loss. Management uses the loan and lease review process to stratify the loan and lease portfolios into risk grades. For higher-risk graded loans and leases in the portfolio, Management determines estimated amounts of loss based on several factors, including historical loss experience, Management’s judgment of economic conditions and the resulting impact on higher-risk graded loans and leases, the financial capacity of the borrower, secondary sources of repayment including collateral, and regulatory guidelines. This determination also considers the balance of impaired loans (which are generally considered to be non-performing loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans’ estimated cash flows discounted at each loan’s effective interest rate, the fair value of the collateral, or the loans’ observable market price. BancTrust’s impaired loans are generally valued at the fair value of the collateral. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company’s control.

In addition to evaluating probable losses on individual loans and leases, Management also determines probable losses for all other loans and leases that are not individually evaluated. The amount of the allowance for loan and lease losses related to all other loans and leases in the portfolio is determined based on historical and current loss experience, portfolio mix by loan and lease type and by collateral type, current economic conditions, the level and trend of loan and lease quality ratios and such other factors which, in Management’s judgment, deserve current recognition in estimating inherent loan and lease losses. The methodology and assumptions used to determine the allowance are continually reviewed as to their appropriateness given the most recent losses realized and other factors that influence the estimation process. The model assumptions and resulting allowance level are adjusted accordingly as these factors change.

The allowance for loan and lease losses is based in part on the fair value of the real estate and other collateral underlying our collateral-based loans.  The “fair value” of collateral is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the date such value is determined.  The fair value of real estate collateral is determined by Management, and that determination is necessarily based on assumptions about how market participants would price such real estate collateral.  Among the factors that Management considers when making such assumptions and determining fair value are:

•	the expected time period that the Company can hold an asset before being required to sell the asset;

•	the anticipated future recovery of the economy, both in general and within our market areas;

•	investor interest in our assets; and

•	the anticipated future economic development that will occur in our market areas.

PREMISES AND EQUIPMENT — Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or terms of the leases, if shorter. The Company periodically evaluates whether events have occurred that indicate that premises and equipment have been impaired. Measurement of any impact of such impairment is based on those assets’ fair values. No impairment losses were recorded in 2011, 2010 or 2009.

OTHER REAL ESTATE OWNED —Assets acquired through, or in lieu of, foreclosure, are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis.  Principal and interest losses existing at the time of acquisition of such assets are charged against the allowance for loan and lease losses and interest income, respectively.  Subsequent to foreclosure, valuations are periodically performed by Management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell.  Revenue and expenses from operations with respect to other real estate owned (“OREO”) and the impact of any subsequent changes in the carrying value are included in other expenses.

The “fair value” of OREO is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the date such value is determined.  The fair value of OREO is determined by Management, and that determination is necessarily based on assumptions about how market participants would price such OREO.  This analysis is the same as discussed in “Allowance for Loan and Lease Losses” previously in this Note.

 ASSETS AVAILABLE FOR SALE — In 2004, the Company purchased a parcel of land which it then sub-divided into three lots. One lot was used as a branch location. The remainder of the land was transferred to assets available for sale. One lot was sold in 2006 and the remainder of the land was sold in 2010. In 2007, the Company acquired two lots in the acquisition of the Peoples BancTrust Company, Inc. purchase that it has transferred to assets available for sale. These lots are reported at the lower of cost or fair value less any cost of disposal. The carrying amount of $249 thousand at December 31, 2011 and $1.056 million at December 31, 2010 is included in other assets.

INCOME TAXES — The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that are not expected to be realized.

The Company’s tax positions are recognized as a benefit only if it is “more likely than not” that the tax positions would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

INTANGIBLE ASSETS — Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or if indicators of impairment are present. Measurement of any impairment of such assets is based on the asset’s fair value, with the resulting charge recorded as a loss. In 2009, the Company recognized an impairment loss related to its goodwill of $97.367 million, which was the balance of its goodwill.  There were no impairment losses recorded in 2011 or 2010. Core deposit intangible assets acquired prior to the 2007 purchase of The Peoples BancTrust Company were amortized over seven years using the straight-line method which approximates the run-off of those deposits. Core deposit intangible assets acquired in the purchase of The Peoples BancTrust Company are being amortized over their estimated life of 15 years, using an accelerated method which approximates the run-off of those deposits.

TREASURY STOCK — Treasury stock repurchases and sales are accounted for using the cost method.

TRUST DEPARTMENT ASSETS AND INCOME — Assets held by the Trust Department in a fiduciary capacity for customers are not included in the consolidated financial statements. Fiduciary fees on trust accounts are recognized on the accrual basis.

STOCK BASED COMPENSATION — The Company has three incentive stock compensation plans, the South Alabama Bancorporation 1993 Incentive Compensation Plan (the “1993 Plan”), the South Alabama Bancorporation, Inc. 2001 Incentive Compensation Plan (the “2001 Plan”) and the BancTrust Financial Group, Inc. 2011 Incentive Compensation Plan (the “2011 Plan’). The 1993 Plan was terminated in 2001 upon the adoption of the 2001 Plan, and the 2001 Plan was terminated in 2011 upon the adoption of the 2011 Plan.  At December 31, 2011, no options were granted and outstanding under the 1993 Plan. At December 31, 2011, options for 70 thousand shares were granted and outstanding under the 2001 Plan. At December 31, 2011, no options for shares had been granted under the 2011 Plan.

The Company may grant stock awards and options for up to 500 thousand shares to employees and directors under the 2011 Plan. Through December 31, 2011, the Company has not granted any stock awards or options under the 2011 Plan. Under the 1993, 2001 and 2011 Plans, the option exercise price equals the stock’s market price at the date of grant. The options vest one year after date of issuance and expire after 10 years. The Company uses the fair-value method for accounting for stock-based employee compensation.

The Company expenses the fair value of options granted over the required service period. At December 31, 2011 and 2010, there was no unrecognized compensation expense related to unvested stock options issued by the Company and in 2011, 2010 and 2009 the Company did not expense any amount related to options granted.

A summary of the status of and changes in the Company’s issuance of restricted stock under the 1993 Plan and the 2001 Plan at December 31, 2011, 2010, and 2009 is as follows:

	2011		2010		2009
	Shares	Weighted-Avg. Fair Value Price Per Share	Shares	Weighted-Avg. Fair-Value Price Per Share	Shares	Weighted-Avg. Fair Value Price Per Share
	(Dollars and shares in thousands except per share amounts)
Outstanding at beginning of year	44	$8.14	51	$9.53	106	$17.05
Granted	0	N/A	0	N/A	14	3.52
Vested	(18)	10.35	(5)	20.95	(65)	20.40
Forfeited	(13)	4.19	(2)	9.43	(4)	10.51
Outstanding at end of year	13	$8.90	44	$8.14	51	$9.53

Restricted stock was issued with a total fair value, which was the average of the closing bid and ask price on the date of issuance, of $50 thousand for the year ended December 31, 2009. The expense for shares issued will be recognized over the required service period. Shares issued in 2009 have a required service period of 3 years for 30 thousand shares, four years for 10 thousand shares and five years for 10 thousand shares. No shares were issued in 2011 or 2010. The resulting pre-tax charge for the years ended December 31, 2011, 2010 and 2009 was approximately $33 thousand, $100 thousand and $228 thousand, respectively. At December 31, 2011, the total compensation expense related to nonvested restricted stock issued by the Company not yet recognized was $21 thousand. The Company will recognize this expense over the remaining weighted-average vesting period of 0.88 years.

A summary of the status of and changes in the stock options granted pursuant to the 1993 Plan, the 2001 Plan and the 2011 Plan at December 31, 2011, 2010, and 2009 is as follows:

	2011		2010		2009
	Shares	Weighted-Avg. Exercise Price Per Share	Shares	Weighted-Avg. Exercise Price Per Share	Shares	Weighted-Avg. Exercise Price Per Share
	(Dollars and shares in thousands except per share amounts)
Outstanding at beginning of year	95	$15.25	108	$14.85	153	$15.13
Granted	0	N/A	0	N/A	0	N/A
Exercised	0	N/A	0	N/A	0	N/A
Forfeited	(25)	11.31	(13)	11.91	(45)	15.80
Outstanding at end of year	70	$16.67	95	$15.25	108	$14.85
Exercisable at end of year	70	$16.67	95	$15.25	108	$14.85
Weighted-average fair value of the options granted		N/A		N/A		N/A

A summary of the stock options outstanding, all of which are exercisable, at December 31, 2011 is as follows:

	Number of Options	Exercise Price Per Share	Remaining Contractual Life	Intrinsic Value Per Share
		(Dollars and shares in thousands except per share amounts)
	2	$9.95	0.04 years	$0.00
	5	11.68	1.07 years	0.00
	24	17.19	2.21 years	0.00
	38	17.23	2.55 years	0.00
	1	21.58	4.30 years	0.00
Total	70	$16.67	2.28 years	$0.00

No stock options were exercised during 2011, 2010 or 2009. The aggregate intrinsic value of the options outstanding, all of which were exercisable, at both December 31, 2011 and 2010 was $0. The aggregate intrinsic value of options outstanding at period-end is the market price of a share of stock on the last day of the period less the weighted-average exercise price times the number of options outstanding. The weighted-average remaining life of exercisable stock options outstanding at December 31, 2011 and 2010 was 2.28 years and 2.45 years, respectively. Shares issued upon exercise of stock options are issued from authorized but unissued shares.

RECLASSIFICATIONS — Certain reclassifications of 2010 and 2009 balances have been made to conform with classifications used in 2011. These reclassifications had no effect on shareholders’ equity or reported net income (loss).

RECENT ACCOUNTING PRONOUNCEMENTS —In January 2010, the Financial Accounting Standards Board (“FASB”) issued an update to the accounting standards for the presentation of fair value disclosures.  The new guidance requires disclosures about inputs and valuation techniques for Level 2 and Level 3 fair value measurements, clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and Level 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual and interim reporting periods beginning after December 15, 2010. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information, which was adopted by the Company on January 1, 2011.

In May 2011, the FASB issued an update to the accounting standards relating to fair value measurement for the purpose of amending current guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). This update, which is a joint effort between the FASB and the International Accounting Standards Board (“IASB”), amends existing fair value measurement guidance to converge the fair value measurement guidance in U.S. GAAP and IFRS. This update clarifies the application of existing fair value measurement requirements, changes certain principles in existing guidance and requires additional fair value disclosures. The update permits measuring financial assets and liabilities on a net credit risk basis if certain criteria are met, increases disclosure surrounding company-determined market prices (Level 3) for financial instruments, and also requires the fair value hierarchy disclosure of financial assets and liabilities that are not recognized at fair value in the financial statements, but are included in disclosures at fair value.   This update is effective for interim and annual periods beginning after December 15, 2011, is to be applied prospectively, and is not expected to have a significant impact on the Company’s financial statements.

In April 2011, the FASB issued an update to the accounting standards to provide additional guidance to assist creditors in determining whether a restructuring is a troubled debt restructuring (“TDR”).  The provisions of this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption.  For purposes of measuring the impairment of newly identified receivables as a result of applying this guidance, an entity should apply the provisions prospectively for the first interim or annual period beginning on or after June 15, 2011.  The information required to be disclosed regarding TDRs within the new credit quality disclosures will now be required for interim and annual periods beginning on or after June 15, 2011 as well.  The adoption of this standard did not have a material impact on the Company’s financial position and results of operations; however, it increased the amount of disclosures in the notes to the consolidated financial statements.

In June 2011, the FASB issued an update to the accounting standards relating to the presentation of comprehensive income, which allows financial statement issuers to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Subsequently, in December, 2011, the FASB issued another update to defer the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income as previously established in the June 2011 update.  This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and are to be applied retrospectively.  The provisions of these updates will affect the Company’s financial statement format, but are not expected to impact the Company’s financial condition, results of operations or liquidity.

Note 2. Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 2011 and 2010 was approximately $3.1 million and $3.2 million, respectively.

Note 3. Securities Available for Sale

The following summary sets forth the amortized cost and the corresponding fair values of investment securities available for sale at December 31, 2011 and 2010:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
December 31, 2011
U.S. Treasury securities	$507	$6	$0	$513
Obligations of U.S. Government sponsored enterprises	181,624	181	185	181,620
Obligations of states and political subdivisions	1,325	4	0	1,329
Mortgage-backed securities	329,853	4,902	1,004	333,751
Total	$513,309	$5,093	$1,189	$517,213

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
December 31, 2010
U.S. Treasury securities	$400	$5	$0	$405
Obligations of U.S. Government sponsored enterprises	83,537	89	1,193	82,433
Obligations of states and political subdivisions	2,380	22	0	2,402
Mortgage-backed securities	341,648	2,302	3,630	340,320
Total	$427,965	$2,418	$4,823	$425,560

Securities available for sale with a carrying value of approximately $254.042 million and $175.342 million at December 31, 2011 and 2010, respectively, were pledged to secure deposits of public funds and trust deposits.

Proceeds from the sales of securities available for sale were $207.212 million in 2011, $107.025 million in 2010 and $157.161 million in 2009. Gross realized gains on the sale of these securities were $3.882 million in 2011, $2.393 million in 2010 and $3.898 million in 2009, and gross realized losses were $0 in 2011, $24 thousand in 2010 and $1 thousand in 2009.

Maturities of securities available for sale as of December 31, 2011, are as follows:

	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in 1 year or less	$990	$993
Due in 1 to 5 years	12,450	12,499
Due in 5 to 10 years	22,432	22,424
Due in over 10 years	147,584	147,546
Mortgage-backed securities	329,853	333,751
Total	$513,309	$517,213

The following table shows the Company’s combined gross unrealized losses and fair values on investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010.

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Obligations of U.S. Government sponsored enterprises	$69,852	$166	$6,207	$19	$76,059	$185
Obligations of states and political subdivisions
Mortgage-backed securities	57,615	268	2,789	736	60,404	1,004
Total	$127,467	$434	$8,996	$755	$136,463	$1,189

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Obligations of U.S. Government sponsored enterprises	$56,633	$1,193	$0	$0	$56,633	$1,193
Mortgage-backed securities	120,936	2,849	3,556	781	124,492	3,630
Total	$177,569	$4,042	$3,556	$781	$181,125	$4,823

At December 31, 2011, the Company had 12 investment securities that were in an unrealized loss position or impaired for the less than 12 months' time frame and 2 investment securities in an unrealized loss position or impaired for the more than 12 months' time frame. The Company has one bond whose impairment is deemed to be other-than-temporary. All other investment securities' impairments are deemed by Management to be temporary. All mortgage-backed securities are backed by one-to-four-family mortgages, and approximately 99.4 percent of the mortgage-backed securities represent U.S. Government-sponsored enterprise securities. These securities have fluctuated with the changes in market interest rates on home mortgages. Additionally, the fair value of the only non-U.S. government-sponsored enterprise mortgage-backed security has been negatively affected by liquidity risk considerations and by concerns about potential default and delinquency risk of the underlying individual mortgage loans. The Company has credit support from subordinate tranches of this security, but the Company has concluded that a portion of its unrealized loss position is other-than-temporary. Accordingly, the Company recorded impairment charges related to potential credit loss of $400 thousand in 2009 and $200 thousand in 2011 on this security.  No impairment charges were recorded in 2010.  The amount related to credit loss was determined based on a discounted cash flow method that takes into account several factors including default rates, prepayment rates, delinquency rates, and foreclosure and loss severity of the underlying collateral. Changes in these factors in the future could result in an increase in the amount deemed to be credit-related other-than-temporary impairment which would result in the Company recognizing additional impairment charges to earnings for this security. Additionally, the Company has recorded $736 thousand and $781 thousand in accumulated other comprehensive loss (pretax) related to this security at December 31, 2011 and 2010, respectively.   Management will continue to closely monitor this security. The security has an estimated fair value of $2.789 million and represents 97.5 percent of the unrealized losses at December 31, 2011 in the greater than 12 months category. The fair value of obligations of U.S. government sponsored enterprises and obligations of state and political subdivisions has changed as a result of current market conditions and not because of credit concerns related to the issuers of the securities. The Company does not believe any non-credit other-than-temporary impairments exist related to these investment securities.  As of December 31, 2011, there was no intent to sell any of the securities classified as available for sale. Furthermore, it is not likely that the Company will have to sell such securities before a recovery of the carrying value.

The following table summarizes the changes in the amount of credit losses on the Company’s investment securities recognized in earnings for the years ended December 31, 2011, 2010 and 2009:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Beginning balance of credit losses previously recognized in earnings	$400	$400	$0
Amount related to credit loss for securities for which an other-than-temporary impairment was not previously recognized in earnings	0	0	400
Amount related to credit loss for securities for which an other-than-temporary impairment was recognized in earnings	200	0	0
Ending balance of cumulative credit losses recognized in earnings	$600	$400	$400

Note 4. Loans, Leases and Other Real Estate Owned

A summary of loans and leases follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Commercial, financial and agricultural:
Commercial and industrial	$278,032	$279,422
Agricultural	1,028	3,450
Equipment leases	12,814	19,407
Total commercial, financial and agricultural	291,874	302,279

Commercial real estate:
Commercial construction, land and land development	250,859	315,079
Other commercial real estate	424,690	417,700
Total commercial real estate	675,549	732,779

Residential real estate:
Residential construction	13,509	20,745
Residential mortgage	245,180	263,472
Total residential real estate	258,689	284,217

Consumer, installment and single pay:
Consumer	44,713	54,934
Other	6,265	9,849
Total consumer, installment and single pay	50,978	64,783

Total loans and leases	1,277,090	1,384,058
Less unearned discount leases	(1,173)	(2,032)
Less deferred cost (unearned loan fees), net	1,132	1,259
Total loans and leases, net	$1,277,049	$1,383,285

The category commercial, financial and agricultural includes commercial equipment leases of $12.814 million at December 31, 2011 and $19.407 million at December 31, 2010. These leases were acquired in the acquisition of The Peoples Bank and Trust Company.

Loans include loans held for sale of $2.021 million at December 31, 2011 and $5.129 million at December 31, 2010 which are accounted for at the lower of cost or market value, in the aggregate.

In the normal course of business, the Bank makes loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancTrust, and in Management’s opinion do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was $43.730 million at December 31, 2011 and $42.287 million at December 31, 2010. During 2011, $118.683 million of new related party loans and advances were made, and principal repayments totaled $117.240 million. Outstanding commitments to extend credit to related parties totaled $13.949 million at December 31, 2011.

The following section describes the composition of the various loan categories in our loan portfolio and discusses management of risk in these categories.

Commercial and Industrial loans, or C and I loans, include loans to commercial customers for use in business to finance working capital needs, equipment purchases, or other expansion projects.  These credits may be loans and lines to financially strong borrowers, secured by inventories, equipment, or receivables, or secured in whole or in part by real estate unrelated to the principal purpose of the loan, and are generally guaranteed by the principals of the borrower.  Variable rate loans in this portfolio have interest rates that are periodically adjusted.  Risk is minimized in this portfolio by requiring adequate cash flow to service the debt and the personal guaranties of principals of the borrowers.  The portfolio of C and I loans decreased $1.390 million, or 0.5 percent, from December 31, 2010 to December 31, 2011, primarily as a result of paydowns.

Agricultural loans include loans to fund seasonal production and longer term investments in land, buildings, equipment and breeding stock.  The repayment of agricultural loans is dependent on the successful production and marketing of a product.  Risk is minimized in this portfolio by performing a review of the borrower’s financial data and cash flow to service the debt, and by obtaining personal guaranties of principals of the borrower.  This type of lending represents $1.028 million, or less than one percent, of the total loan portfolio.  The portfolio of agricultural loans decreased $2.422 million, or 70.2 percent, from December 31, 2010 to December 31, 2011, as a result of paydowns.

Equipment Leases include leases that were acquired during the acquisition of The Peoples Bank and Trust Company.  BankTrust is not actively engaged in equipment leasing.  These leases paid down $6.593 million, or 34.0 percent, from December 31, 2010 to December 31, 2011.  Management does not believe this portfolio represents a significant credit risk, since these loans are secured by the equipment being leased and are the lessees continue to maintain a strong level of creditworthiness.

Commercial Real Estate loans include commercial construction, land loans, and land development loans, and other commercial real estate loans.

Commercial construction, land, and land development loans include loans for the development of residential housing projects, loans for the development of commercial and industrial use property, and loans for the purchase and improvement of raw land. These loans are secured in whole or in part by the underlying real estate collateral and are generally guaranteed by the principals of the borrower.  The Bank’s lenders work to cultivate long-term relationships with established developers.  The Bank disburses funds for construction projects as pre-specified stages of construction are completed.  The portfolio of commercial construction loans decreased $64.220 million, or 20.4 percent, from December 31, 2010 to December 31, 2011, primarily as a result of chargeoffs, foreclosures, and paydowns.

Commercial real estate loans include loans secured by commercial and industrial properties, apartment buildings, office or mixed-use facilities, strip shopping centers and other commercial property. These loans are generally guaranteed by the principals of the borrower.  The portfolio of commercial real estate loans increased $6.990 million, or 1.67 percent, from December 31, 2010 to December 31, 2011, primarily as a result of the completion of one large construction project and conversion of the underlying debt from a commercial construction loan to a commercial real estate loan.

Risk is minimized in this portfolio by requiring a review of the borrower’s financial data and verification of the borrower’s income prior to making a commitment to fund the loan.  Personal guaranties are obtained for substantially all construction loans to builders.  Personal financial statements of guarantors are obtained as part of the loan underwriting process.  For construction loans, regular site inspections are performed upon completion of each construction phase, prior to advancing additional funds for additional phases.  Commercial construction and commercial real estate lending has been curtailed over the past three years as a result of a combination of factors, including a decline in demand, lack of qualified borrowers and regulatory pressures on all banks to curtail lending in the commercial real estate market.

Residential Construction loans include loans to individuals for the construction of their residences, either primary or secondary, where the borrower is the owner and independently engages the builder.  Residential construction loans also include loans to builders for the construction of one-to-four family residences whereby the collateral, a proposed single family dwelling, is the primary source of repayment.  These loans are made to builders to finance the construction of homes that are either pre-sold or those that are built on a speculative basis, although speculative lending in this category has been strictly limited and controlled over the past two to three years.  Loan proceeds are to be disbursed incrementally as construction is completed.  The portfolio of residential construction loans decreased $7.236 million, or 34.9 percent, from December 31, 2010 to December 31, 2011, primarily as a result of paydowns.

Residential Mortgage loans include conventional mortgage loans on one-to-four family residential properties.  These properties may serve as the borrower’s primary residence, vacation home, or investment property.  We sell the majority of our residential mortgage loans originated with terms to maturity of 15 years or greater in the secondary market.  We generally originate fixed and adjustable rate residential mortgage loans using secondary market underwriting and documentation standards.  Also included in this portfolio are home equity loans and lines of credit.  This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home.  Risk is minimized in this portfolio by reviewing the borrower’s financial data and ability to meet both existing financial obligations and the proposed loan obligation, and by verification of the borrower’s income.  The portfolio of residential mortgage loans decreased $18.292 million, or 6.9 percent, from December 31, 2010 to December 31, 2011, primarily as a result of paydowns, foreclosures, and charge-offs.

Consumer loans include a variety of secured and unsecured personal loans including automobile loans, marine loans, loans for household and personal purpose, and all other direct consumer installment loans.  Risk is minimized in this portfolio by reviewing the borrower’s financial data, ability to meet existing obligations and the proposed loan obligation, and verification of the borrower’s income.  The portfolio of consumer loans decreased $10.221 million, or 18.6 percent, from December 31, 2010 to December 31, 2011, primarily as a result of paydowns.  Repossessions and charge offs have been minimal in this portfolio since December 31, 2010.

Other loans comprise primarily loans to municipalities to fund operating expenses due to timing differences and capital projects.  The portfolio of other loans decreased $3.584 million, or 36.4 percent, from December 31, 2010 to December 31, 2011, as a result of paydowns.

NON-ACCRUAL LOANS.  At December 31, 2011 and 2010, non-accrual loans, which includes non-accruing restructured loans, totaled $96.592 million and $103.084 million, respectively. The amount of interest income that would have been recorded, if these non-accrual loans had been current in accordance with their original terms, was $5.936 million in 2011, $5.735 million in 2010, and $7.344 million in 2009. The amount of interest income actually recognized on these loans was $614 thousand in 2011, $724 thousand in 2010 and $1.567 million in 2009. At December 31, 2011 and 2010, performing restructured loans totaled $7.253 million and $3.430 million, respectively. There was no material effect on interest income recognition as a result of the modification of these loans.

Non-accrual loans decreased from December 31, 2010 to December 31, 2011 primarily as a result of loan charge-offs.  Subprime residential loans are not included in the following table as the Bank does not engage in subprime lending. Year-end non-accrual loans, segregated by class of loans, were as follows:

LOANS ON NON-ACCRUAL

	December 31,
	2011	2010
	(Dollars in thousands)
Non-accrual loans:
Commercial, financial and agricultural	$2,372	$3,883
Commercial real estate:
Construction, land and land development	59,382	69,349
Other	15,275	10,105
Consumer	651	477
Residential:
Construction	497	1,864
Mortgage	18,415	17,406
Total non-accrual loans	$96,592	$103,084

An age analysis of past due loans, segregated by class of loans, as of December 31, 2011 and 2010, was as follows:

AGE ANALYSIS OF PAST DUE LOANS
December 31, 2011
(Dollars in thousands)
	30-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Loans over 90 days and accruing
Loans:
Commercial, financial and agricultural	$2,288	$2,372	$4,660	$287,214	$291,874	$0
Commercial real estate:
Construction, land and land development	1,493	59,382	60,875	189,984	250,859	0
Other	3,687	15,275	18,962	405,728	424,690	0
Consumer	546	651	1,197	49,781	50,978	0
Residential
Construction	0	497	497	13,012	13,509	0
Mortgage	5,954	18,663	24,617	220,563	245,180	248
Total	$13,968	$96,840	$110,808	$1,166,282	$1,277,090	$248

December 31, 2010
(Dollars in thousands)
	30-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Loans over 90 days and accruing
Loans:
Commercial, financial and agricultural	$1,088	$3,883	$4,971	$297,308	$302,279	$0
Commercial real estate:
Construction, land and land development	3,002	69,349	72,351	242,728	315,079	0
Other	5,608	10,105	15,713	401,987	417,700	0
Consumer	667	477	1,144	63,639	64,783	0
Residential
Construction	0	1,864	1,864	18,881	20,745	0
Mortgage	2,690	17,406	20,096	243,376	263,472	0
Total	$13,055	$103,084	$116,139	$1,267,919	$1,384,058	$0

IMPAIRED LOANS.  Loans are considered impaired when, based on current information, it is probable that all amounts contractually due, including scheduled principal and interest payments, are not likely to be collected. Factors considered by management in determining if a loan is impaired include payment status, probability of collecting scheduled principal and interest payments when due and value of collateral for collateral dependent loans. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. All loans placed on non-accrual status are considered to be impaired.  If a loan is impaired, a specific valuation allowance is allocated, if necessary, based on the present value of estimated future cash flows using the loan’s existing rate, or the fair value of the collateral if repayment is expected solely from the collateral.  Impaired loans, or portions thereof, are charged off when deemed uncollectible.

At December 31, 2011 and 2010, the recorded investments in loans that were considered to be impaired were $96.423 million and $100.835 million, respectively. Included in this amount is $30.549 million in 2011 and $66.539 million in 2010 of impaired loans for which the related allowance for loan losses is $7.315 million in 2011 and $17.044 million in 2010. The amounts of impaired loans that did not have specific allowances for loan losses were $65.874 million in 2011 and $34.296 million in 2010. Partial charge-offs of impaired loans that did not have specific allowances for loan losses were $25.624 million in 2011 and $2.183 million in 2010. Management continued its process of charging off specific loan loss reserve allocations on impaired loans, with a significant portion of these charge-offs occurring in the Fourth Quarter of 2011.  The average recorded investment amounts in impaired loans during the years ended December 31, 2011, 2010 and 2009 were approximately $103.872 million, $107.642 million and $115.569 million, respectively.

IMPAIRED LOANS December 31, 2011
(Dollars in thousands)
	Unpaid Principal Balance	Partial Charge-offs to Date	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired Loans:

With no related allowance recorded:
Commercial, financial and agricultural	$831	$360	$471	$0	$652	$7
Commercial real estate construction, land and land development	60,974	21,233	39,741	0	28,959	200
Commercial real estate other	18,073	2,235	15,838	0	11,180	372
Consumer	0	0	0	0	0	0
Residential construction	128	0	128	0	790	0
Residential mortgage	11,492	1,796	9,696	0	8,645	59
Total	91,498	25,624	65,874	0	50,226	638

With a related allowance recorded:
Commercial, financial and agricultural	1,618	696	922	206	1,252	5
Commercial real estate construction, land and land development	23,668	2,488	21,180	4,446	41,023	156
Commercial real estate other	2,798	0	2,798	333	4,562	68
Consumer	125	6	119	60	183	0
Residential construction	369	0	369	11	441	0
Residential mortgage	5,255	94	5,161	2,259	6,185	36
Total	33,833	3,284	30,549	7,315	53,646	265

Total commercial	107,962	27,012	80,950	4,985	87,628	808
Total consumer	125	6	119	60	183	0
Total residential	17,244	1,890	15,354	2,270	16,061	95
Total Impaired Loans	$125,331	$28,908	$96,423	$7,315	$103,872	$903

IMPAIRED LOANS December 31, 2010
(Dollars in thousands)
	Unpaid Principal Balance	Partial Charge-offs to Date	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired Loans:

With no related allowance recorded:
Commercial, financial and agricultural	$878	$0	$878	$0	$1,037	$40
Commercial real estate construction, land and land development	19,851	1,351	18,500	0	23,430	95
Commercial real estate other	6,159	0	6,159	0	9,097	94
Consumer	0	0	0	0	0	0
Residential construction	1,787	0	1,787	0	1,565	10
Residential mortgage	7,804	832	6,972	0	5,515	49
Total	36,479	2,183	34,296	0	40,644	288

With a related allowance recorded:
Commercial, financial and agricultural	2,292	0	2,292	1,140	2,852	1
Commercial real estate construction, land and land development	52,928	3,317	49,611	13,121	46,993	276
Commercial real estate other	6,749	0	6,749	636	7,336	198
Consumer	53	0	53	27	50	3
Residential construction	726	0	726	68	741	0
Residential mortgage	7,184	76	7,108	2,052	9,026	49
Total	69,932	3,393	66,539	17,044	66,998	527

Total commercial	88,857	4,668	84,189	14,897	90,745	704
Total consumer	53	0	53	27	50	3
Total residential	17,501	908	16,593	2,120	16,847	108
Total Impaired Loans	$106,411	$5,576	$100,835	$17,044	$107,642	$815

CREDIT QUALITY INDICATORS.  A risk grading matrix is utilized to assign a risk grade to each loan.  Loans are graded on a scale of 1 to 9.  A description of the general characteristics of the 9 risk grades follows:

•
Grades 1 and 2 – These grades include “excellent” loans which are virtually risk-free and are secured by cash-equivalent instruments or readily marketable collateral, or are within guidelines to borrowers with liquid financial statements.  These loans have excellent sources of repayment with no significant identifiable risk of collection, and conform in all respects to Bank policy, guidelines, underwriting standards and regulations.

•
Grade 3 – This grade includes “guideline” loans that have excellent sources of repayment, with no significant identifiable risk of collection, and that conform to Bank policy, guidelines, underwriting standards and regulations.  These loans have documented historical cash flow that meets or exceeds minimum guidelines and have adequate secondary sources to repay the debt.

•
Grade 4 – This grade includes “satisfactory” loans that have adequate sources of repayment with little identifiable risk of collection.  These loans generally conform to Bank policy, guidelines and underwriting standards with limited exceptions that have been adequately mitigated by other factors, and they have documented historical cash flow that meets or exceeds minimum guidelines and adequate secondary sources to repay the debt.

•
Grade 5 – This grade includes “low satisfactory” loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.  These loans have additional exceptions to Bank policy, guidelines or underwriting standards that have been properly mitigated by other factors, unproved or insufficient primary sources of repayment that appear sufficient to service the debt at the time, or marginal or unproven secondary sources to repay the debt.

Consumer loans with grades 1 through 5 are identified as “Pass.”

•
Grade 6 – This grade includes “special mention” loans that are currently protected but are potentially weak.  These loans have potential or actual weaknesses that may weaken the asset or inadequately protect the Bank’s credit position at some future date.  These loans may have well-defined weaknesses in the primary repayment source but are protected by the secondary source of repayment.

•
Grade 7 – This grade includes “substandard” loans that are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified must have a well-defined weakness or weaknesses that jeopardize the repayment of the debt.  They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Grade 8 – This grade includes “doubtful” loans that have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

•
Grade 9 – This grade includes “loss” loans that are considered uncollectible and of such little value that their continued reporting as bankable assets is not warranted.  This classification does not mean that the loan has absolutely no recovery or salvage value but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be realized in the future.

The Bank did not have any loss (grade 9) loans at December 31, 2011 or December 31, 2010.

The tables below set forth credit exposure for the commercial and consumer residential portfolio based on internally assigned grades, and the consumer portfolio based on payment activity, at December 31, 2011 and 2010.  These tables reflect continuing issues with credit quality in the construction, land and land development portfolio.  The total consumer loan portfolio declined from December 31, 2010 to December 31, 2011 as a result of a decrease in consumer loan demand caused primarily by standardization of consumer loan pricing within the Company.

COMMERCIAL CREDIT EXPOSURE
CREDIT RISK PROFILE BY INTERNALLY ASSIGNED GRADE

	Commercial, Financial and Agricultural		Commercial Real Estate- Construction, Land and Land Development		Commercial Real Estate- Other
	December 31,
	2011	2010	2011	2010	2011	2010
	(Dollars in thousands)
Grade:
Excellent	$6,299	$6,587	$281	$296	$1,520	$2,345
Guideline	72,836	84,378	18,346	21,450	99,354	118,051
Satisfactory	74,984	77,401	21,721	18,824	116,696	130,520
Low satisfactory	110,891	107,207	83,910	129,242	164,826	130,016
Special mention	14,833	15,700	9,107	17,811	12,996	11,980
Substandard	12,031	10,980	117,494	127,456	29,298	24,766
Doubtful	0	26	0	0	0	22
Loss	0	0	0	0	0	0
Total	$291,874	$302,279	$250,859	$315,079	$424,690	$417,700

CONSUMER RESIDENTIAL CREDIT EXPOSURE
CREDIT RISK PROFILE BY INTERNALLY ASSIGNED GRADE

	Residential - Construction		Residential - Prime
	December 31,
	2011	2010	2011	2010
	(Dollars in thousands)
Grade:
Pass	$13,012	$18,881	$205,700	$222,943
Special mention	0	0	8,841	10,334
Substandard	497	1,864	30,452	30,100
Doubtful	0	0	187	95
Total	$13,509	$20,745	$245,180	$263,472

CONSUMER CREDIT EXPOSURE
CREDIT RISK PROFILE BASED ON PAYMENT ACTIVITY

	Consumer
	December 31,
	2011	2010
	(Dollars in thousands)
Grade:
Performing	$50,327	$64,306
Non-performing	651	477
Total	$50,978	$64,783

The following table sets forth certain information with respect to the Company’s recorded investment in loans and the allocation of the Company’s allowance for loan and lease losses, charge-offs and recoveries by loan category for the years ended December 31, 2011 and 2010.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND RECORDED INVESTMENT IN LOANS
December 31, 2011
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Balance at beginning of year	$5,429	$31,431	$6,669	$890	$3,512	$47,931
Charge-offs	2,415	33,990	2,362	458	0	39,225
Recoveries	586	523	95	146	0	1,350
Provision charged to operating expense	1,551	25,316	3,312	5	1,916	32,100
Allowance for loan and lease losses -
Balance at end of year	$5,151	$23,280	$7,714	$583	$5,428	$42,156

Period-end amount allocated to:
Loans individually evaluated for impairment	$206	$4,779	$2,270	$60	$0	$7,315
Other loans not individually evaluated	4,945	18,501	5,444	523	5,428	34,841
Ending balance	$5,151	$23,280	$7,714	$583	$5,428	$42,156

Loans individually evaluated for impairment	$1,393	$79,557	$15,354	$119	$0	$96,423
Other loans not individually evaluated	290,481	595,992	243,335	50,859	0	1,180,667
Ending balance	$291,874	$675,549	$258,689	$50,978	$0	$1,277,090

December 31, 2010
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Balance at beginning of year	$5,631	$29,926	$6,593	$1,006	$2,749	$45,905
Charge-offs	1,085	6,196	3,082	603	0	10,966
Recoveries	196	101	55	340	0	692
Provision charged to operating expense	687	7,600	3,103	147	763	12,300
Allowance for loan and lease losses -
Balance at end of year	$5,429	$31,431	$6,669	$890	$3,512	$47,931

Period-end amount allocated to:
Loans individually evaluated for impairment	$1,140	$13,757	$2,120	$27	$0	$17,044
Other loans not individually evaluated	4,289	17,674	4,549	863	3,512	30,887
Ending balance	$5,429	$31,431	$6,669	$890	$3,512	$47,931

Loans individually evaluated for impartment- ending balance	$3,170	$81,019	$16,593	$53	$0	$100,835
Other loans not individually evaluated	299,109	651,760	267,624	64,730	0	1,283,223
Ending balance	$302,279	$732,779	$284,217	$64,783	$0	$1,384,058

TROUBLED DEBT RESTRUCTURINGS.  The following table presents a breakdown of TDRs that occurred during the year ended December 31, 2011 by loan class and whether the loan remains on accrual or nonaccrual status.  All of the TDRs that occurred during the time periods presented below included concessions relating to extended payment terms. No concessions were made to lower interest rates to a below market rate.

(Dollars in thousands)	Year Ended December 31, 2011
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Accruing Loans
Commercial, financial and agricultural	0	$0	$0
Commercial real estate:
Commercial construction, land and land development	1	1,973	1,973
Other commercial real estate	3	3,055	3,055
Residential:
Residential construction	0	0	0
Residential mortgage	5	785	785
Consumer	2	14	14
Total	11	$5,827	$5,827
Nonaccrual Loans
Commercial, financial and agricultural	1	$30	$30
Commercial real estate:
Commercial construction, land and land development loans	1	23	23
Other commercial real estate	1	2,518	2,518
Residential:
Residential construction	0	0	0
Residential mortgage	0	0	0
Consumer	4	40	40
Total	7	$2,611	$2,611

Total
Commercial, financial and agricultural	1	$30	$30
Commercial real estate:
Commercial construction, land and land development	2	1,996	1,996
Other commercial real estate	4	5,573	5,573
Residential:
Residential construction	0	0	0
Residential mortgage	5	785	785
Consumer	6	54	54
Total	18	$8,438	$8,438

During the year ended December 31, 2011, there were no TDRs made that subsequently defaulted during the period.  Once a loan has been modified as a TDR, it is considered an impaired loan.  A specific valuation allowance is allocated to that loan in the allowance for loan and lease losses, if necessary, based on the present value of estimated future cash flows using the loan’s existing rate, or the fair value of the collateral if repayment is expected solely from the collateral.

The following table presents the total recorded investment in loans that prior to adoption of Accounting Standards Update No. 2011-02 would not have been considered impaired loans, for the year ended December 31, 2011.  These loans represent accruing TDRs for which an extended payment term concession was granted.

(Dollars in thousands)	Year Ended December 31, 2011
	Number of Loans	Recorded Investment	Loan Loss Reserve Allocation

Commercial, financial and agricultural	0	$0	$0
Commercial real estate:
Commercial construction, land and land development	0	0	0
Other commercial real estate	2	4,546	205
Residential:
Residential construction	0	0	0
Residential mortgage	0	0	0
Consumer	0	0	0
Total	2	$4,546	$205

OTHER REAL ESTATE OWNED.  A summary of other real estate owned follows:

	December 31,
	2011	2010
	(Dollars in thousands)

Construction, land development, lots and other land	$46,565	$71,097
1-4 family residential properties	4,118	4,390
Multi-family residential properties	1,817	3,499
Non-farm non-residential properties	4,887	3,433
Total other real estate owned	$57,387	$82,419

The Company carries its other real estate owned at the estimated fair value less any cost to dispose. Since 2007, there has been a substantial slowdown in the real estate markets across the U.S., including in the markets where the Company does business.  This slowdown, together with other factors (as discussed in Note 1, above) have resulted in a substantial decrease in the value of the Company’s other real estate owned.  This decrease in value has materially and adversely affected the Company’s earnings and capital.  If real estate values in the Company’s markets remain depressed or decline further, the Company could experience further adverse effects. Other real estate owned activity is summarized as follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Balance at the beginning of the year	$82,419	$52,185
Loan foreclosures	13,312	36,574
Property sold	(5,946)	(4,147)
Losses on sale and write-downs	(32,398)	(2,193)
Balance at the end of the year	$57,387	$82,419

Note 5. Allowance for Loan and Lease Losses

Activity in the allowance for loan and lease losses during 2011, 2010 and 2009 was as follows:

(Dollars in thousands)	2011	2010	2009
Balance at the beginning of the year	$47,931	$45,905	$30,683
Provision charged to operating expense	32,100	12,300	37,375
Loans charged off	(39,225)	(10,966)	(23,387)
Recoveries	1,350	692	1,234
Balance at the end of the year	$42,156	$47,931	$45,905

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

	Estimated	December 31,
	Lives	2011	2010
	(Dollars in thousands)
Land and land improvements		$21,819	$22,374
Bank buildings and improvements	7-40 years	60,916	62,228
Furniture, fixtures and equipment	3-10 years	17,694	17,119
Leasehold improvements	Lesser of lease period or estimated useful life	950	2,544
Total		101,379	104,265
Less accumulated depreciation and amortization		30,081	28,661
Premises and equipment, net		$71,298	$75,604

The provision for depreciation and amortization charged to operating expense was $4.308 million in 2011, $4.920 million in 2010 and $5.300 million in 2009.

Note 7. Goodwill and Intangible Assets

The Company had no goodwill on its Statement of Condition at December 31, 2011 or 2010. During 2009, the Company determined that all of its goodwill was impaired, and, therefore, the Company recorded a charge of $97.367 million to write off all of its goodwill.

Management tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, the Company would recognize an impairment loss in an amount equal to that excess.

The Company completed its annual test of goodwill for impairment as of September 30, 2008 which test indicated that none of the Company's goodwill was impaired. Management updated its test for impairment of goodwill at December 31, 2008, in response to the decline in the price of our common stock and net earnings in the fourth quarter of 2008. The results of this test indicated that none of the Company's goodwill was impaired. At March 31, 2009, in response to an additional decline in the price of our common stock and the net loss in the first quarter of 2009, Management again tested for impairment of goodwill. The results of this test indicated that none of the Company's goodwill was impaired.

At June 30, 2009, the Company again tested its goodwill for impairment in response to the further decline in the value of the Company's stock and the net loss in the second quarter of 2009.   The fair value of our enterprise at June 30, 2009 was determined using two methods. The first was a market approach based on the actual market capitalization of the Company, adjusted for a control premium. The second was an income approach based on discounted cash flow models with estimated cash flows based on internal forecasts of net income. Both methods were used to estimate the fair value of the Company, and these methodologies were materially and fundamentally consistent with our assessments prior to 2009. These two methods provided a range of valuations that Management used in evaluating goodwill for possible impairment. At March 31, 2009 and June 30, 2009, Management determined that the carrying amount of the Company's sole reporting unit exceeded its fair value, and Management performed a second step analysis to compare the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The results of this second step analysis at March 31, 2009, supported the carrying amount of our goodwill, and, therefore, no impairment loss was recorded at March 31, 2009. The results of this second step analysis at June 30, 2009, indicated that all of the Company's goodwill was impaired, and, therefore, the Company recorded a charge of $97.367 million in the second quarter of 2009 to write off all of its goodwill.

The Company's stock price at March 31, 2009, was $6.31 per share. At June 30, 2009, the Company's stock price had declined 53 percent to $2.98 per share. Additionally, the average stock price for the quarter had declined 38 percent from $8.06 per share from the first quarter of 2009 to $4.97 per share for the second quarter of 2009.  The values determined using the discounted cash flow model decreased by approximately $79.5 million from March 31, 2009 to June 30, 2009, primarily as a result of the increase in the projected loss for the year 2009 and the use of a higher discount rate. The Company used a higher discount rate of 19.49 percent at June 30, 2009 versus 16.00 percent at March 31, 2009 for the June 30, 2009 testing to compensate for increased risk because of the higher levels of non-performing loans, higher loan charge-offs and the continued weakness in our Florida market. These decreases led to a lower estimated fair value of equity at June 30, 2009 compared to March 31, 2009.

The Company's methodology for its step 1 testing in 2009 was consistent with tests performed in 2008, subject only to minor refinements each quarter. These refinements had no material impact on the analysis.  The Company performed two step 2 tests in 2009, once at the end of the first quarter and again at the end of the second quarter. The Company used similar assumptions and methodologies in each of these tests.

The Company’s intangible assets subject to amortization were $3.519 million at December 31, 2011 and $4.632 million at December 31, 2010 with an original cost of $16.450 million at both December 31, 2011 and 2010 and with accumulated amortization of $12.931 million at December 31, 2011 and $11.818 million at December 31, 2010. Amortization expense for core deposit intangible assets for the years ended December 31, 2011, 2010 and 2009 was $1.113 million, $2.195 million and $2.650 million, respectively. Intangible assets totaling $5.241 million were amortized over seven years and were fully amortized at December 31, 2011 and 2010. Intangible assets totaling $11.209 million are amortized over fifteen years, with a remaining amortization period of eleven years.

At December 31, 2011, the Company’s core deposits amortization expense is projected to be:

(Dollars in thousands)
2012	$861
2013	$668
2014	$521
2015	$406
2016	$314
2017-2022	$749

Note 8. Derivatives

Management reviewed all interest rate lock commitments outstanding at December 31, 2011 and determined that the amount that would have been recognized in earnings is not material.

Note 9. Deposits

The following summary presents the detail of interest-bearing deposits:

	December 31,
	2011	2010
	(Dollars in thousands)
Interest-bearing checking accounts	$328,678	$308,666
Savings accounts	136,281	141,738
Money market savings accounts	229,521	196,340
Time deposits ($100,000 or more)	447,792	528,656
Other time deposits	412,232	464,702
Total	$1,554,504	$1,640,102

The following summary presents the detail of interest expense on deposits:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Interest-bearing checking accounts	$921	$1,129	$1,355
Savings accounts	546	870	947
Money market savings accounts	1,334	1,396	1,734
Time deposits ($100,000 or more)	6,729	9,173	12,529
Other time deposits	6,013	7,787	11,404
Total	$15,543	$20,355	$27,969

The following table reflects maturities of time deposits at December 31, 2011:

	Less Than 1 Year	1 to 5 Years	6 to 10 Years	Total
	(Dollars in thousands)
$100,000 or more	$378,878	$63,944	$4,970	$447,792
Other time deposits	348,988	57,184	6,060	412,232
Total	$727,866	$121,128	$11,030	$860,024

Note 10. Short-Term Borrowings

The Company classifies borrowings with original maturities of less than one year as short-term borrowings.

The following is a summary of short-term borrowings:

	December 31,
	2011	2010
	(Dollars in thousands)
Silverton Note	$20,000	$20,000
Total	$20,000	$20,000
Weighted-average interest rate at year-end	5.27%	4.76%
Weighted-average interest rate on amounts outstanding during the year (based on average of daily balances)	4.91%	5.13%

Information concerning the Silverton Note is summarized as follows:

	2011	2010	2009
	(Dollars in thousands)
Average balance during the year	$20,000	$20,000	$20,005
Average interest rate during the year	4.91%	5.13%	5.07%
Maximum month-end balances during the year	$20,000	$20,000	$20,000
Interest rate at December 31,	5.27%	4.76%	4.73%

In 2007, the Company obtained a $38 million loan (the “Silverton Note”) which we used to finance a portion of the purchase of The Peoples BancTrust Company, Inc.  In December 2008, the Company prepaid $18 million of the Silverton Note, leaving a $20 million outstanding principal balance.  This loan was classified as long-term debt in periods prior to 2009.  The lender has, at the Company’s request, agreed several times to extend the maturity and alter the repayment schedule of this loan.  The FDIC as receiver for Silverton Bank, N.A. is the holder of the loan.  On March 28, 2012, the Company entered into an agreement to again modify the terms of the loan.  The modification relieves the Company from having to make any principal payments under the note prior to maturity, which is April 16, 2013 or such earlier date as the Company completes a transaction of the type requiring the lender’s consent pursuant to Section 5.04 of the Loan Agreement, such as a merger, consolidation, sale of substantially all of the Company’s assets or a similar transaction.  This modification also increases the interest rate on the loan from one-month LIBOR plus 5% to one-month LIBOR plus 7%; however, it fixes the amount of quarterly interest payments that the Company is required to make until maturity of the loan at $270,000 each.  Accrued but unpaid interest, which will include the difference between quarterly interest accruals and the fixed quarterly payments, together with a fee of $200,000, is to be paid to the lender upon maturity of the note.  The modification also requires the Company to establish an escrow account with the lender in the amount of $1,080,000 to fund the first four quarterly payments following the execution and delivery of the Modification of Loan Documents.  The Company has available and will escrow funds sufficient to make the four remaining required interest payments on the note, but absent an infusion of cash at the holding company level through a strategic merger or other source, it does not have the ability to repay the Silverton Note.  Therefore, BancTrust must complete a strategic merger, raise additional capital or issue debt in a sufficient amount to enable repayment, or renew or extend the Silverton Note prior to its maturity.  Any renewal or extension of the note would require FDIC approval, and the Company can give no assurance that such approval will be granted.  In addition, the Company is currently required to obtain approval from the Federal Reserve Bank of Atlanta prior to incurring additional debt or modifying or refinancing the terms of existing debt.  Management is currently seeking a strategic merger partner to enable repayment of the Silverton Note.  Failure to timely repay, modify or replace this note would have a material adverse effect on the Company.  There is currently no default under any of the terms of this loan.

Note 11. Federal Home Loan Bank Advances and Long-Term Debt

The following summary presents the detail of interest expense on FHLB advances and long-term debt:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
FHLB advances	$877	$1,370	$1,951
Notes payable to trust preferred subsidiaries	909	919	1,139
Other	1	1	1
Total	$1,787	$2,290	$3,091

The following is a summary of FHLB advances and long-term borrowings:

	Year Ended December 31,
	2011	2010
	(Dollars in thousands)
FHLB advances	$35,648	$57,917
Notes payable to trust preferred subsidiaries	34,021	34,021
Other	870	866
Total	$70,539	$92,804

FHLB borrowings are summarized as follows:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Balance at the end of the year	$35,648	$57,917	$58,164
Average balance during the year	46,217	58,051	58,291
Maximum month-end balances during the year	57,888	58,153	58,438
Daily weighted-average interest rate during the year	1.90%	2.36%	3.32%
Weighted-average interest rate at year-end	1.91%	1.88%	2.90%

The Company is a member of the Federal Home Loan Bank of Atlanta (FHLB). At December 31, 2011 and 2010, the Company had FHLB borrowings outstanding of $35.648 million and $57.917 million, respectively. The FHLB advances are secured by the Bank’s investment in FHLB stock, which totaled $5.511 million at December 31, 2011 and $6.513 million at December 31, 2010, by an interest-bearing deposit at the FHLB of $200 thousand at both December 31, 2011 and 2010, and also by a blanket floating lien on portions of the Bank’s real estate loan portfolio which totaled $68.779 million at December 31, 2011. These borrowings bear interest rates from 0.08 percent to 6.95 percent and mature from 2012 to 2026. The FHLB advances require quarterly or monthly interest payments. If called prior to maturity, replacement funding will be offered by the FHLB at the then current rate.

In 2003, the Company created a business trust to issue trust preferred securities to finance a portion of a previous bank acquisition. This trust is not consolidated pursuant to GAAP, and the trust’s sole asset is a junior subordinated debenture from the Company in the amount of $18.557 million. This junior subordinated debenture matures in 2033 and requires quarterly interest payments. This junior subordinated debenture has a floating rate based on three month LIBOR plus 290 basis points. The Company has the option to repay this junior subordinated debenture. This junior subordinated debenture has covenants commonly associated with such borrowings, and the Company was in compliance with these covenants at December 31, 2011 and 2010. In December of 2006, the Company created a business trust to issue trust preferred securities to pay off a $7.500 million loan from an unrelated bank and for general corporate purposes. This trust is not consolidated pursuant to GAAP, and the trust’s sole asset is a junior subordinated debenture from the Company in the amount of $15.464 million. This junior subordinated debenture matures in 2037 and requires quarterly interest payments. This junior subordinated debenture has a floating rate based on three month LIBOR plus 164 basis points. The Company has the option to repay this junior subordinated debenture on or after January 30, 2012. This junior subordinated debenture has covenants generally associated with such borrowings, and the Company was in compliance with these covenants at December 31, 2011 and 2010. BancTrust has fully and unconditionally guaranteed the repayment of the trust preferred securities. The Company’s obligation under its guaranties is unsecured and subordinate to senior and subordinated indebtedness of the Company. BancTrust typically relies on dividends from the Bank to fund its payments on its junior subordinated debentures. The Bank is currently unable to pay dividends without regulatory approval, and BancTrust is unable to make payments on its junior subordinated debentures without regulatory approval.

The junior subordinated debentures are summarized as follows:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Balance at the end of the year	$34,021	$34,021	$34,021
Average balance during the year	34,021	34,021	34,021
Maximum month-end balances during the year	34,021	34,021	34,021
Daily weighted-average interest rate during the year	2.67%	2.62%	3.35%
Weighted-average interest rate at year-end	2.83%	2.70%	2.59%

The following table reflects maturities of long-term debt at December 31, 2011:

	Less Than 1 Year	1 to 5 Years	5 to 10 Years	Over 10 Years	Total
	(Dollars in thousands)
FHLB advances	$25,000	$9,127	$1,250	$271	$35,648
Note payable to trust preferred subsidiaries	0	0	0	34,021	34,021
Other long-term debt	0	0	0	870	870
Total	$25,000	$9,127	$1,250	$35,162	$70,539

Note 12. Preferred Stock and Common Stock Warrants

On December 19, 2008, BancTrust sold 50,000 shares of preferred stock to the U.S. Treasury for $50 million dollars. $18 million in proceeds from the sale was applied to repayment of the loan used by the Company to pay the cash portion of the purchase price of Peoples, and $30 million was contributed to the Bank as capital after year-end 2008. The preferred stock has no par value and liquidation value of $1,000 per share. The shares of preferred stock qualify as Tier 1 capital and pay a cumulative annual dividend at a rate of 5 percent for the first five years. The dividend will increase to 9 percent after five years if the preferred stock has not been redeemed by the Company. Before the third anniversary of issuance, the preferred stock may only be redeemed by the Company with the approval of the Federal Reserve Bank, and then only with proceeds from the issuance of certain qualifying Tier 1 capital. The American Recovery and Reinvestment Act of 2009 removed the additional equity capital condition to early redemption. After December 19, 2011, the Company may redeem shares of the preferred stock at any time for the liquidation amount of $1,000 per share, plus any accrued and unpaid dividends. In conjunction with the issuance of the preferred stock, BancTrust issued the U.S. Treasury a warrant to purchase up to 731 thousand shares of the Company’s common stock at $10.26 per share, which would represent an aggregate investment, if fully exercised, of approximately $7.5 million in BancTrust common stock, or 15 percent of the value of the preferred stock. The warrant has a 10 year term. The U.S. Treasury may exercise the warrant with respect to all of the shares underlying the warrant.

BancTrust received from the U.S. Treasury $50 million in cash in exchange for 50 thousand shares of BancTrust’s preferred stock and for the warrant to purchase up to 731 thousand shares of BancTrust common stock. The Company calculated an estimated fair value for the preferred stock and the warrant and allocated the net proceeds from this sale to the preferred stock and warrant based on the relative estimated fair value of each. The estimated fair value of the preferred stock was calculated using a discounted cash flow assuming a market dividend yield for similar preferred stock (without warrants) of approximately 14 percent. The Company calculated the estimated fair value of the warrant using the Black-Scholes option pricing model using a risk-free interest rate of 2.14 percent, an expected dividend yield of 4.72 percent, an expected average life of 10 years and an expected volatility based on the approximate volatility of the NASDAQ Bank Index of 30 percent. The Company calculated the estimated fair value of the preferred stock and the warrant to be $25.277 million and $1.538 million, respectively. Based on the relative fair value, the Company recorded the preferred stock at $47.064 million. The relative fair value of the warrant was $2.867 million ($3.92 per share of common stock for which the warrant is exercisable) and this amount was added to additional paid in capital. Transaction costs for the sale were $86 thousand.

BancTrust is increasing its carrying value of the preferred shares to their redeemable value over 5 years using the constant yield method. This increase in carrying value decreased net income available to common shareholders by $590 thousand in 2011, $553 thousand in 2010 and by $519 thousand in 2009 and will decrease net income available to common shareholders by approximately  $629 thousand in 2012, and $641 thousand in 2013. Dividends payable on the preferred shares decreased net income available to common shareholders by $2.5 million in 2011, 2010 and 2009 and will decrease net income available to common shareholders by approximately $2.5 million for the years 2012 and 2013.

BancTrust typically relies on dividends from the Bank to fund the dividends on its preferred stock held by the U.S. Treasury. The Bank is currently unable to pay dividends without regulatory approval, and BancTrust is unable to pay dividends on its preferred stock without regulatory approval.

Note 13. Accounting for Income Taxes

The components of income tax expense (benefit) are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Current income tax expense (benefit):
Federal	$(3,452)	$3,529	$(8,033)
State	33	19	(253)
Total current income tax expense (benefit)	(3,419)	3,548	(8,286)
Deferred income tax expense (benefit):
Federal	(10,925)	(2,666)	(5,252)
State	(1,961)	47	(1,491)
Total deferred income tax expense (benefit)	(12,886)	(2,619)	(6,743)
Valuation allowance	23,671	0	0
Total income tax expense (benefit)	$7,366	$929	$(15,029)

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 35 percent applied to pretax income for the following reasons:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Income tax expense at statutory rate	$(14,168)	$1,681	$(47,713)
Increase (decrease) resulting from:
Goodwill impairment	0	0	34,078
Tax exempt interest	(224)	(305)	(630)
Reduced interest deduction on debt used to carry tax-exempt securities and loans	9	16	42
Bank-owned life insurance income	(212)	(213)	(236)
Qualified stock options	50	33	303
Change in valuation allowance	23,671	0	0
Change in reserve for uncertain tax positions	(93)	(68)	(208)
State income taxes, net of federal benefit	(1,253)	43	(1,134)
Other, net	(414)	(258)	469
Total	$7,366	$929	$(15,029)
Effective tax rate	(18.2)%	19.3%	(11.0)%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2011 and 2010 are presented below:

	December 31,
	2011	2010
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan and lease losses	$15,801	$17,964
Deferred compensation	430	373
Accrued pension cost	4,543	2,177
Interest on non-performing loans	2,645	1,148
Loans acquired in business combination	368	650
Investment securities acquired in business combination	26	4
Unrealized loss on securities available for sale	0	901
Pension benefit	0	67
Write down of other real estate owned	13,785	4,066
Net operating loss carryforwards	4,867	630
Other	559	521
Total deferred tax assets	43,024	28,501
Deferred tax liabilities:
Unrealized gain on securities available for sale	(1,449)	0
Core deposit intangibles	(1,319)	(1,737)
Differences between book and tax basis of property	(8,006)	(7,974)
Pension expense	(2,381)	0
Prepaid expenditures	(384)	(444)
Loan origination cost	(647)	(728)
Leases	(4,652)	(6,005)
Other	(515)	(843)
Total deferred tax liabilities	(19,353)	(17,731)
Valuation allowance	(23,671)	0
Net deferred tax assets	$0	$10,770

Accounting Standards Codification Topic 740, Income Taxes, requires the Company establish a valuation allowance for its deferred tax asset if, based on the weight of available evidence, it is “more likely than not” that some portion of the entire deferred tax asset will not be realized. In making such judgment, significant weight is given to evidence that can be objectively verified.   The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  After weighing the positive and negative evidence, Management determined that the “more likely than not” standard had not been met as of December 31, 2011 and, accordingly, established a full valuation allowance for the net deferred tax asset.

The Company entered into a three-year cumulative pre-tax loss position during June 2009 as a result of increased credit losses. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset. At June 2009, Management began to analyze quarterly the available positive and negative evidence to determine if a valuation allowance should be established. The Company’s strong earnings history, the Company being “well capitalized” from a regulatory capital perspective, the Company’s problem assets being concentrated in a particular geographic region (Florida panhandle), the Company’s projected return to positive earnings in 2010 and projected return to normal earnings in 2011, and the availability of Federal carry back claims were all initially viewed as positive evidence. The Company also considered the appreciation in value of several of its properties that could be sold without harming its business. The Company’s cumulative loss position and the continued weakness in the economy nationally, including in the markets in which it operates, were viewed as negative evidence. At each quarter end from June 2009 through September 2011, Management determined that positive evidence outweighed negative evidence and that it was more likely than not that all of the Company’s deferred tax assets would be realized, and, therefore, a valuation allowance was not required. However, in performing its analysis for the quarter ended December 31, 2011, Management determined, based on the net loss experienced during the quarter, that negative evidence of the Company’s cumulative loss position outweighed all positive evidence. Accordingly, the Company established a valuation allowance of $23.671 million to reduce its net deferred tax asset to zero. If the Company’s profitability returns and continues to a point that is considered sustainable, some or all of the valuation allowance may be reversed. The timing of the reversal of the valuation allowance is dependent upon an assessment of future events and will be based on the circumstances that exist as of that future date.

The Company has a federal net operating loss carry forward in the amount of $5.702 million which will expire in 2031. The Company has a federal general business credit carry forward in the amount of $56 thousand which will begin to expire in 2025. The Company has a federal alternative minimum tax credit carry forward in the amount of $1.554 million which will not expire. The Company has a state net operating loss carry forward in the amount of $30.583 which will begin to expire in 2017.

The amounts of unrecognized tax benefits as of December 31, 2011, 2010 and 2009 were $871 thousand, $718 thousand and $786 thousand, respectively.

A reconciliation of the beginning and ending unrecognized tax benefit is as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)

Balance at beginning of the year	$718	$786	$994
Additions based on tax positions related to the current year	90	48	46
Increase (decrease) based on tax positions related to prior years	419	(116)	(95)
Reductions as a result of statutes of limitations expiring	(393)	0	(159)
Balance at end of the year	$834	$718	$786

As of December 31, 2011, approximately $542 thousand of this amount would increase net income, and thus impact the Company’s effective tax rate, if ultimately recognized into income.

It is the Company’s policy to recognize interest and penalties accrued relative to unrecognized tax benefits in its federal or state income tax accounts, as applicable. The total amount of interest and penalties recorded in the income statement for the years ended December 31, 2011, 2010 and 2009 was $(92) thousand, $(106) thousand and $(65) thousand, respectively, and the amount accrued for interest and penalties was $91 thousand at December 31, 2011 and $183 thousand December 31, 2010.

The Company is currently under examination by certain taxing authorities.  Based on the outcome of these examinations it is reasonably possible that the related unrecognized tax benefits will materially change in the next 12 months.  However, based on the status of the examinations and the protocol of finalizing audits by the taxing authorities, which could include formal legal proceedings, at this time it is not possible to estimate the effect of such changes.

The Company and its subsidiaries file a consolidated U.S. federal income tax return, as well as filing various returns in the states where its banking offices are located. The Federal income tax returns are no longer subject to examination by taxing authorities for years before 2007.   The Florida income tax returns are no longer subject to examination by taxing authorities for years before 2008.  The Alabama income tax returns are no longer subject to examination by taxing authorities for years before 2006.

Note 14. Retirement Plans

RETIREMENT PLAN FOR EMPLOYEES OF BANCTRUST FINANCIAL GROUP, INC — BancTrust maintains a pension plan that generally provides for a monthly benefit commencing at age 65 equal to 1 percent of the employee’s average monthly base compensation during the highest five consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. The pension plan was frozen as of January 1, 2003, and no new hires after that date participate in the plan.

 The Company is required to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability on its balance sheet. The Company is required to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

	Projected Benefit Obligation
	2011	2010
	(Dollars in thousands)
Balance at beginning of the year	$16,773	$15,246
Service cost	467	492
Interest cost	849	865
Benefits paid	(780)	(516)
Actuarial loss	2,557	686
Balance at the end of the year	$19,866	$16,773

	Plan Assets
	2011	2010
	(Dollars in thousands)
Balance at beginning of the year	$15,577	$12,147
Return on plan assets	(368)	1,591
Employer contribution	6,056	2,355
Benefits paid	(780)	(516)
Balance at the end of the year	$20,485	$15,577

The following table reconciles the amounts BancTrust recorded related to the pension plan:

	December 31,
	2011	2010
	(Dollars in thousands)
Funded status of plan, representing an asset (liability) on balance sheet	$619	$(1,196)

Amounts recognized in accumulated other comprehensive income, excluding income taxes, consist of :
Unamortized prior service costs	$0	$2
Unamortized net losses	7,769	3,997
Net initial obligation	22	23
	$7,791	$4,022

During 2011, the pension plan’s total unrecognized net loss increased by $3.8 million. The variance between the actual and expected return on pension plan assets during 2011 increased the total unrecognized net loss by $1.5 million. Because the total unrecognized net gain or loss exceeds the greater of 10 percent of the projected benefit obligation or 10 percent of the pension plan assets, the excess will be amortized over the average expected future working lifetime of active plan participates.  As of January 1, 2011, the average expected future working life of active plan participants was 7 years. Actual results for 2012 will depend on the 2012 actuarial valuation of the plan.

The accumulated benefit obligation for the pension plan was $18.720 million and $15.760 million at December 31, 2011 and 2010, respectively.

Components of the plan’s net cost were as follows:

	2011	2010	2009
	(Dollars in thousands)
Service cost	$467	$492	$457
Interest cost	849	865	836
Expected return on plan assets	(1,178)	(974)	(690)
Net amortization	3	4	4
Recognized net loss	332	401	578
Net pension cost	$473	$788	$1,185

  The weighted-average rates assumed in the actuarial calculations for the net periodic pension costs were:

	2011	2010	2009
Discount	5.36%	5.87%	6.40%
Annual salary increase	3.00%	3.00%	3.00%
Long-term return on plan assets	7.75%	8.00%	8.00%

The weighted-average rates assumed in the actuarial calculations for the benefit obligations at December 31 (the measurement dates) include the following:

	2011	2010
Discount	4.50%	5.36%
Annual salary increase	3.00%	3.00%

The asset allocation of pension benefit plan assets at December 31 was:

Asset Category	2011	2010
Equity securities	53%	63%
Debt securities	17%	20%
Cash/money market funds	29%	16%
Other	1%	1%
Total	100%	100%

The change in unrecognized net gain or loss is one measure of the degree to which important assumptions have coincided with actual experience. During 2011, the unrecognized net loss increased by 22.5 percent of the December 31, 2010 projected benefit obligation. The Company changes important assumptions whenever changed conditions warrant. The discount rate is typically changed at least annually, and the expected long-term return on plan assets will typically be revised every three to five years. Other material assumptions include the rate of employee termination and rates of participant mortality.

The discount rate was determined by projecting the plan’s expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon split yield curve derived from a universe of high-quality bonds. A 1 percent increase or decrease in the discount rate would have decreased or increased the net periodic benefit cost for 2011 by approximately $950 thousand, and decreased or increased the year-end projected benefit obligation by $1.3 million.

The expected return on plan assets was determined based on historical and expected future returns of the various assets classes, using the target allocations described below. Each 1 percent increase or decrease in the expected rate of return assumption would have decreased or increased the net periodic cost for 2011 by $152 thousand.

The pension plan is allowed to invest up to 70% of the plan assets in equity securities; however, due to current economic conditions, the pension plan has chosen to invest less than this amount in equity securities.

The Company’s overall investment strategy is to achieve a mix of approximately 80 percent of investments for long-term growth and 20 percent for near-term benefits payments with a wide diversification of asset types, fund strategies and fund managers.  The target allocation for plan assets is up to 70 percent equity securities and up to 30 percent corporate bonds, U.S. Government securities and cash equivalents.  Equity securities primarily include investments in large-cap, mid-cap and small-cap companies primarily located in the United States.  Debt securities include corporate bonds of companies of diversified industries, mortgage-backed securities and U.S. Government Bonds.  Other types of investments include foreign securities managed through low cost mutual funds.

Asset Category	Expected Long-Term Return	Target Allocation
Equity securities	9.0%	70%
Debt securities	5.5%	30%
Other	3.0%	0%

Information detailing the fair values of plan assets is presented in the following table.

	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
December 31, 2011
Cash	$6,044	$6,044	$		$
Equity securities:
U.S. large cap(1)	4,596	4,596
U.S. mid cap	1,128	1,128
U.S. small cap	1,056	1,056
Foreign(2)	3,955	3,955
Fixed income securities:
U.S. Government bonds	1,619			1,619
Corporate bonds(3)	1,794	1,158		636
Foreign bonds(4)	39	39
Alternative investments(5)	254	254
Total plan assets	$20,485	$18,230		$2,255	$

December 31, 2010
Cash	$2,509	$2,509	$		$
Equity securities:
U.S. large cap(1)	4,315	4,315
U.S. mid cap	1,039	1,039
U.S. small cap	1,241	1,241
Foreign(2)	3,069	3,069
Emerging markets(2)	173	173
Fixed income securities:
U.S. Government bonds	201			201
Corporate bonds(3)	2,845	1,946		899
Foreign bonds(4)	36	36
Alternate investments(5)	149	149
Total plan assets	$15,577	$14,477		$1,100	$

(1) This category comprises low-cost equity funds and actively managed common stocks.
(2) This category comprises low-cost equity funds that compares to the MSCI-EAFE Index.
(3) This category represents investment grade bonds of U.S. issuers and bond funds from diverse industries.
(4) This category comprises low-cost equity funds or ETFs that compare to the Dow Jones-USB Commodity Total Return Index and Real Estate Trust.
(5) This category comprises low-cost mutual funds.

The plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve that goal. The plan’s assets are currently invested in a variety of funds representing most standard equity and debt security classes. While no significant changes in the asset allocation are expected during the upcoming year, the Company may make changes at any time.

In 2011, BancTrust contributed $6.056 million to its defined benefit plan. BancTrust expects to contribute a combined $1.08 million to its pension plans in 2012.  Funding requirements for subsequent years are uncertain and will depend on factors such as whether the plan’s actuary changes any assumptions used to calculate plan funding levels, the actual return on pension plan assets, changes in the employee group covered by the plan and any legislative or regulatory changes affecting pension plan funding requirements. For financial planning, cash flow management or cost reduction purposes, the Company may increase, accelerate, decrease or delay contributions to the pension plan to the extent permitted by law.

At December 31, 2011, the pension plan is expected to make the following benefit payments, which reflect expected future service, as approximated:

(Dollars in thousands)
2012	$1,653
2013	$2,271
2014	$2,146
2015	$1,901
2016	$1,078
2017-2021	$5,846

THE PEOPLES BANCTRUST COMPANY, INC. PENSION PLAN — The Peoples BancTrust Company (“Peoples”) had a defined benefit pension plan. This defined benefit pension plan is a tax-qualified plan that covered all eligible salaried and hourly employees of Peoples. All contributions were made by Peoples to fund toward a targeted defined benefit based on years of service and compensation. A participant retiring at age 65 is eligible to receive a monthly single life annuity equal to 1.00 percent of final average monthly compensation times years of credited service, plus .65 percent of final average monthly compensation in excess of Covered Compensation times years of credited service (up to 35 years). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. New or rehired employees beginning employment after August 21, 2007 are not eligible to participate in the plan.

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

	Projected Benefit Obligation 2011	Projected Benefit Obligation 2010
	(Dollars in thousands)
Balance at beginning of period	$17,837	$16,123
Service cost	477	478
Interest cost	936	926
Benefits paid	(686)	(640)
Actuarial loss	2,439	950
Balance at the end of the year	$21,003	$17,837

	Plan Assets 2011	Plan Assets 2010
	(Dollars in thousands)
Balance at the beginning of the year	$14,248	$13,459
Return on plan assets	862	1,430
Employer contribution	1,400	0
Benefits paid	(686)	(641)
Balance at the end of the year	$15,824	$14,248

The following table reconciles the amounts BancTrust recorded related to the Peoples pension plan:

	December 31,
	2011	2010
	(Dollars in thousands)
Funded status of plan, representing a liability on balance sheet	$(5,179)	$(3,589)

Amounts recognized in accumulated other comprehensive income, excluding income taxes, consist of :
Unamortized actuarial net losses	$4,324	$1,783
Unamortized prior service cost	0	0
	$4,324	$1,783

During 2011, the Peoples pension plan’s total unrecognized net loss increased by $2.5 million. The variance between the actual and expected return on pension plan assets during 2011 increased the total unrecognized net loss by $214 thousand. Because the total unrecognized net gain or loss exceeds the greater of 10 percent of the projected benefit obligation or 10 percent of the pension plan assets, the excess will be amortized over the average expected future working lifetime of active plan participants. As of January 1, 2011, the average expected future working lifetime of active plan participants was 8 years. Actual results for 2012 will depend on the 2012 actuarial valuation of the plan.

The accumulated benefit obligation for the pension plan was $19.429 million and $16.433 million at December 31, 2011 and 2010, respectively.

Components of the Peoples plan’s net cost were as follows:

	2011	2010	2009
	(Dollars in thousands)
Service cost	$477	$478	$477
Interest cost	936	926	883
Expected return on plan assets	(1,076)	(1,049)	(937)
Net amortization	0	0	0)
Recognized net loss	113	72	77
Net pension cost	$450	$427	$500

The weighted-average rates assumed in the actuarial calculations for the net periodic pension costs were:

	2011	2010
Discount	5.36%	5.87%
Annual salary increase	3.00%	3.00%
Long-term return on plan assets	7.75%	8.00%

The weighted-average rates assumed in the actuarial calculations for the benefit obligations at December 31, 2011 and 2010 (the measurement date) include the following:

	2011	2010
Discount	4.50%	5.36%
Annual salary increase	3.00%	3.00%

The asset allocations of pension benefit plan assets at December 31, 2011 and 2010 were:

Asset Category	2011	2010
Equity securities	53%	71%
Debt securities	34%	24%
Cash/money market funds	13%	5%
Other	0%	0%
Total	100%	100%

Information detailing the fair values of plan assets is presented in the following table.

	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
December 31, 2011
Cash	$2,025	$2,025	$		$
Equity securities:
U.S. large cap(1)	8,404	8,404
Fixed income securities:
Corporate bonds(3)	5,395	916		4,479

Total plan assets	$15,824	$11,345		$4,479	$

December 31, 2010
Cash	$780	$780	$		$
Equity securities:
U.S. large cap(1)	9,105	9,105
Foreign(2)	941	941
Fixed income securities:
U.S. Government bonds	2,969			2,969
Corporate bonds(3)	453			453

Total plan assets	$14,248	$10,826		$3,422	$

(1) This category comprises low-cost equity funds and actively managed common stocks.
(2) This category comprises low-cost equity funds that compare to the MSCI-EAFE Index.
(3) This category represents investment grade bonds of U.S. issuers and bond funds from diverse industries.

The change in unrecognized net gain or loss is one measure of the degree to which important assumptions have coincided with actual experience. During 2011, the unrecognized net loss increased by 14.2 percent of the projected benefit obligation at December 31, 2010. The Company changes important assumptions whenever changed conditions warrant. The discount rate is typically changed at least annually, and the expected long-term return on plan assets will typically be revised every three to five years. Other material assumptions include the rate of employee termination and rates of participant mortality.

The discount rate was determined by projecting the plan’s expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon split yield curve derived from a universe of high-quality bonds. An increase or decrease of 1 percent in the discount rate would have decreased or increased the net periodic benefit cost for 2011 by approximately $300 thousand and decreased or increased the year-end projected benefit obligation by $2.6 million.

The expected return on plan assets was determined based on historical and expected future returns of the various asset classes using the target allocations described below. Each 1.0 percent increase or decrease in the expected rate of return assumption would have decreased or increased the net periodic cost for 2011 by $139 thousand.

The pension plan is allowed to invest pension assets in equity securities up to 70% of the plan assets; however, due to current economic conditions, the pension plan has chosen to invest less than this amount in equity securities.

The Company’s overall investment strategy is to achieve a mix of approximately 80 percent of investments for long-term growth and 20 percent for near-term benefits payments with a wide diversification of asset types, fund strategies, and fund managers.  The target allocation for plan assets is up to 70 percent equity securities and up to 30 percent corporate bonds, U.S. Government securities and cash equivalents.  Equity securities primarily include investments in large-cap, mid-cap and small-cap companies primarily located in the United States.  Debt securities include corporate bonds of companies of diversified industries, mortgage-backed securities and U.S. Government Bonds.  Other types of investments include foreign securities managed through low-cost mutual funds.

Asset Category	Expected Long-Term Return	Target Allocation
Equity securities	9.0%	70%
Debt securities	5.5%	30%
Other	3.0%	0%

The Peoples plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve that goal. The plan’s assets are currently invested in a variety of funds representing most standard equity and debt security classes. While no significant changes in the asset allocation are expected during the upcoming year, the Company may make changes at any time.

BancTrust expects to contribute a combined $1.08 million to its pension plans in 2012. In 2011, BancTrust contributed $1.4 million to the Peoples plan. Funding requirements for subsequent years are uncertain and will depend on factors such as whether the plan’s actuary changes any assumptions used to calculate plan funding levels, the actual return on pension plan assets, changes in the employee group covered by the plan and any legislative or regulatory changes affecting pension plan funding requirements. For financial planning, cash flow management or cost reduction purposes, the Company may increase, accelerate, decrease or delay contributions to the Peoples pension plan to the extent permitted by law.

At December 31, 2011, the Peoples pension plan is expected to make the following benefit payments, which reflect expected future service, as approximated:

(Dollars in thousands)
2012	$736
2013	$839
2014	$897
2015	$945
2016	$1,084
2017-2021	$6,214

SUPPLEMENTAL PLAN — The Bank maintains an unfunded and unsecured Supplemental Retirement Plan (the “Supplemental Plan”). The Supplemental Plan is designed to supplement the benefits payable under the BancTrust pension plan for certain key employees selected by the Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to employment by the Bank. The Supplemental Plan is designed to afford the participant the same pension that would be received under the BancTrust pension plan if the participant were given years of service credit, as if the participant was employed by the Company during his or her entire banking career, reduced by any benefits actually payable to the participant under the BancTrust pension plan and any retirement benefit payable under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

In 2008, the Company changed its accounting policy with respect to the Supplemental Plan. Management believes that its current accounting policy is preferable in the circumstances because it establishes a definitive accrual for each participant in the plan specifically responsive to the individual’s factors and variables, as applicable, in the provisions of the Supplemental Plan. Management determined it to be impracticable to ascertain the period-specific effects of the change on all prior periods presented and determined that such effects would be immaterial to the operating results and financial condition for such periods. Therefore, the cumulative effect of the change to the current accounting principle was applied to the carrying amounts of assets and liabilities as of January 1, 2008, the beginning of the earliest period to which the current accounting policy can be practically applied. At such date, the Company recorded the cumulative effect of applying this change in accounting principle by decreasing retained earnings by $829 thousand, increasing deferred tax assets by $498 thousand and increasing other liabilities by $1.327 million. The amount of the liability for the Supplemental Plan was $1.078 million at December 31, 2011 and $1.150 million at December 31, 2010. The discount rate utilized in measuring the liability was 4.50 percent at December 31, 2011, 5.36 percent at December 31, 2010, and 5.87 percent at both January 1, 2009 and December 31, 2008. Amounts of postretirement expense under this Supplemental Plan were immaterial for the years ended December 31, 2011, 2010 and 2009.

SAVINGS AND PROFIT SHARING PLAN — BancTrust maintains the BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan and The Peoples BancTrust Company, Inc. 401(k) Plan that was adopted by The Peoples BancTrust Company, Inc. and its subsidiary bank, The Peoples Bank and Trust Company, prior to their acquisition by the Company. Subject to certain employment and vesting requirements, all BancTrust personnel are permitted to participate in one of the plans. Under the BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan, an eligible employee may defer up to 75 percent of his or her pay into the plan, subject to dollar limitations imposed by law. The employer makes a matching contribution as follows: $1.00 for every $1.00 on the first 2 percent of employee contribution, $0.75 per $1.00 on the next 2 percent of employee contribution and $0.50 per $1.00 on the next 2 percent of employee contribution. The Company may also, at its discretion, contribute to the plan an amount based on the Company’s level of profitability each year. Under The Peoples BancTrust Company, Inc. 401(k) Plan, the employees of The Peoples BancTrust Company, Inc. and its subsidiary bank, The Peoples Bank and Trust Company, prior to the acquisition and new or rehired employees beginning employment after October 15, 2007 and working in a location that was formerly a location of The Peoples BancTrust Company, Inc. or The Peoples Bank and Trust Company, are permitted to participate in this plan. An eligible employee may defer up to 75 percent of his or her pay into the plan, subject to dollar limitations imposed by law. The employer makes a matching contribution of $.25 for $1.00 for the first 6 percent of pay contributed by the participant. Contributions vest as follows: 25 percent after two years, 50 percent after three years, and 75 percent after four years. Employees are fully vested after five years. The Company may also, at its discretion, contribute to the plan an amount based on the Company’s level of profitability each year.

 The Company made total contributions of $694 thousand, $666 thousand and $706 thousand, respectively, during 2011, 2010 and 2009.

DEFERRED COMPENSATION PLAN — The Company maintains a deferred compensation plan for certain executive officers and directors. The plan is designed to provide supplemental retirement benefits for its participants. Aggregate compensation expense under the plan was $108 thousand, $108 thousand, and $57 thousand for the years ended December 31, 2011, 2010 and 2009, respectively. The Company has purchased certain life insurance policies to partially fund the Company’s obligations under such deferred compensation arrangements. The amount of the liability was $2.098 million and $1.871 million at December 31, 2011 and 2010, respectively.

The Company maintains a deferred compensation plan funded by a grantor trust to allow its directors to defer their directors’ fees. Amounts earned by the directors are invested in the Company’s common stock. The plan does not permit diversification into securities other than the Company’s common stock and the obligation to the participant must be settled by the delivery of a fixed number of shares of the Company’s common stock. The director is allowed to defer a portion or all of his director fees. At December 31, 2011 and 2010, the grantor trust held 182 thousand and 124 thousand shares, respectively, of the Company’s common stock. These shares have been classified in equity as treasury stock. The related deferred compensation obligation payable in common stock is also classified in equity.

Note 15. Earnings Per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the years ended December 31, 2011, 2010 and 2009. Diluted earnings per common share for the years ended December 31, 2011, 2010 and 2009 are computed by dividing net income by the weighted-average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the 1993 and the 2001 Incentive Compensation Plans and the warrants issued in connection with the issuance of preferred stock to the U.S. Treasury, assuming the exercise of all in-the-money options and warrants, based on the treasury stock method using an average fair value of the common stock during the respective periods.

The following table presents the earnings per common share calculations for the years ended December 31, 2011, 2010 and 2009. The Company excluded from the calculation of earnings per share 801 thousand, 826 thousand and 839 thousand shares for the years ended December 31, 2011, 2010 and 2009, respectively, because those shares were subject to options or warrants issued with exercise prices in excess of the average market value per share.

Basic Earnings Per Common Share	2011	2010	2009
	(Dollars in thousands, except per share)
Net income (loss) available to common shareholders	$(50,936)	$842	$(124,321)

Weighted average common shares outstanding	17,903	17,639	17,617

Basic earnings (loss) per common share	$(2.85)	$0.05	$(7.06)

Diluted Earnings Per Common Share

Net income (loss) available to common shareholders	$(50,936)	$842	$(124,321)

Weighted average common shares outstanding	17,903	17,639	17,617

Add: Dilutive effects of assumed conversions and exercises of common stock options, warrant and restricted stock	0	78	0

Weighted average common and dilutive potential common shares outstanding	17,903	17,717	17,617

Diluted earnings (loss) per common share	$(2.85)	$0.05	$(7.06)

Note 16. Regulatory Matters

The Company’s principal source of funds for dividend payments is dividends from the Bank. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are generally limited to the Bank’s net profits (as defined) for that year combined with its net profits for the two preceding years. At January 1, 2012, the Bank could not declare a dividend without the approval of regulators. The Bank requested and received approval for the Bank to pay $2.1 million in dividends to BancTrust in 2011.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.  The Bank has assured its regulators that it intends to maintain a Tier 1 leverage capital ratio of not less than 8.00 percent and to maintain its Tier 1 risk based capital ratio and total risk based capital ratios at “well-capitalized” levels. At December 31, 2011, the Bank’s capital ratios exceeded all three of these target ratios with a Tier 1 leverage capital ratio of 8.2%, a Tier 1 Capital to risk-weighted assets ratio of 12.0% and a total capital to risk-weighted assets ratio of 13.3%.

As of December 31, 2011 and 2010, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 2 leverage ratios as set forth in the tables below.

The Federal Reserve System allows bank holding companies to include trust preferred securities in Tier 1 capital up to a maximum of 25% of Tier 1 capital less goodwill and any deferred tax liability. Under Federal Reserve guidelines, all $33.0 million of trust preferred securities issued by BancTrust’s business trusts is included by the Company in its calculation of Tier 1 and total capital.

The Company is currently required to obtain approval from the Federal Reserve Bank of Atlanta prior to declaring dividends on its common or preferred stock, incurring additional debt or modifying or refinancing existing debt, or reducing its capital position by purchasing or redeeming its outstanding securities.

Actual capital amounts and ratios are presented in the table below for the Bank and on a consolidated basis for the Company.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2011
Total Capital (to Risk-Weighted Assets)
Consolidated	$167,348	11.8%	$113,918	8.0%	N/A	N/A
Bank	189,882	13.3	114,640	8.0	$143,300	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$149,248	10.5%	$56,959	4.0%	N/A	N/A
Bank	171,670	12.0	57,320	4.0	$85,980	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$149,248	7.1%	$83,702	4.0%	N/A	N/A
Bank	171,670	8.2	83,893	4.0	$104,867	5.0%
December 31, 2010
Total Capital (to Risk-Weighted Assets)
Consolidated	$216,340	14.0%	$123,813	8.0%	N/A	N/A
Bank	234,661	15.2	123,630	8.0	$154,537	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$196,670	12.7%	$61,907	4.0%	N/A	N/A
Bank	214,991	13.9	61,815	4.0	$92,722	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$196,670	9.1%	$86,343	4.0%	N/A	N/A
Bank	214,991	9.9	86,601	4.0	$108,252	5.0%

Note 17.  Fair Value Measurement and Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  The Company establishes a fair value hierarchy which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  There are three levels of inputs that may be used to measure fair value:  Level 1:  Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.  Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.  Level 3: Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Securities are generally priced via independent service providers.  In obtaining such valuation information, the Company has evaluated the valuation methodologies used to develop the fair values.  The Company has historically obtained an independent market valuation on a sample of securities, semi-annually, and compared the sample market values to market values provided to the Company by its bond accounting service provider.

Assets and Liabilities Measured on a Recurring Basis:

Assets and liabilities measured at fair value on a recurring basis, including financial liabilities for which the Company has elected the fair value option, are summarized below.

	Carrying Value on Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
U.S. Treasury securities	$513	$0	$513	$0
Obligations of U.S. Government sponsored enterprises	181,620	0	181,620	0
Obligations of states and political subdivisions	1,329	0	1,329	0
Mortgage-backed securities	333,751	0	333,751	0
Total available for sale securities	$517,213	$0	$517,213	$0

December 31, 2010
	Carrying Value on Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
U.S. Treasury securities	$405	$0	$405	$0
Obligations of U.S. Government sponsored enterprises	82,433	0	82,433	0
Obligations of states and political subdivisions	2,402	0	2,402	0
Mortgage-backed securities	340,320	0	340,320	0
Total available for sale securities	$425,560	$0	$425,560	$0

Available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) are disclosed in the following table.

	(Dollars in thousands)

	2011	2010
January 1,	$0	$201
Total gains or losses (realized/unrealized)	0	0
Included in earnings	0	0
Included in other comprehensive income	0	0
Purchases, issuance, and settlements	0	0
Transfers out of Level 3 to Level 2	0	(201)
Transfers into Level 3	0	0
December 31,	$0	$0

In previous periods, the securities measured as Level 3 securities were valued using discounted cash flows because market data was not available.

Assets and Liabilities Measured on a Nonrecurring Basis:

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below.

December 31, 2011
	Carrying Value on Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans	$23,234	—	—	$23,234
Loans held for sale	$2,021	—	—	$2,021
Other real estate owned	$57,387	—	—	$57,387

December 31, 2010
	Carrying Value on Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans	$49,495	—	—	$49,495
Loans held for sale	$5,129	—	—	$5,129
Other real estate owned	$82,419	—	—	$82,419

Loans considered impaired are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans are subject to nonrecurring fair value adjustments to reflect write-downs that are based on the market price or current appraised value of the collateral, adjusted to reflect local market conditions or other economic factors. After evaluating the underlying collateral, the fair value of the impaired loans is determined by allocating specific reserves from the allowance for loan and lease losses to the loans.  Thus, the fair value reflects the loan balance less the specific allocated reserve.  Impaired loans for which no reserve has been specifically allocated are not included in the table above.

Other real estate owned (“OREO”) is initially accounted for at fair value, less estimated costs to dispose of the property. Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan and lease losses at the time of foreclosure. Updated appraisals or evaluations are obtained at least annually for all OREO properties. These appraisals are used to update fair value estimates. A provision is charged to earnings for subsequent losses on other real estate owned when these updates indicate such losses have occurred. The ability of the Company to recover the carrying value of other real estate owned is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors beyond the Company’s control, and future declines in the value of the real estate could result in a charge to earnings. The recognition of sales and sales gains is dependent upon whether the nature and terms of the sales, including possible future involvement of the Company, if any, meet certain defined requirements. If those requirements are not met, sale and gain recognition is deferred.

In the first quarter of 2012, in conjunction with the proposed capital raise transaction Management encountered market data from external sources that led Management to concluded that significant write downs were needed to the carrying value of the OREO and the value of the collateral underlying the Company’s impaired loans.  Since the majority of the Company’s impaired loans are collateral dependent, Management concluded that a material weakness existed in its internal controls relating to the valuation, documentation and review of impaired loans and OREO.  In response, Management implemented a remediation plan under which additional appraisals and internal valuations will be required for OREO.  Under this remediation plan, the Company will obtain external appraisals and independent external appraisal reviews on all OREO exceeding a certain dollar threshold on an annual basis, conduct more robust internal evaluations on all OREO and conduct quarterly valuation meetings to discuss current market data and further potential impairment of the fair values of OREO.  As this remediation plan gets implemented over time, the Company expects that changes in the assumptions underlying the fair value estimates will be identified and assimilated into Management’s valuation analysis earlier and that, as a result, the Company’s carrying value of OREO will more closely reflect how market participants would value the Company’s OREO.

The Company discloses fair value information about financial instruments, whether or not recognized in the Statement of Condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31, 2011 and 2010. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

CASH, DUE FROM BANKS, FEDERAL FUNDS SOLD AND INTEREST-BEARING DEPOSITS — For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE FOR SALE — Fair values for securities available for sale are primarily estimated using market prices for similar securities. For any Level 3 securities, the Company generally uses a discounted cash flow methodology.

LOANS — For equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate for credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans. The estimated fair value also includes an estimate of certain liquidity risk.

DEPOSITS — The fair value disclosed for demand deposits (i.e., interest- and non-interest-bearing demand, savings and money market savings) is equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated monthly maturities.

SHORT-TERM BORROWINGS — The fair value for these short-term liabilities is estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar type borrowings.

FHLB ADVANCES AND LONG-TERM DEBT — The fair value of the Company’s borrowings are estimated using discounted cash flows, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT — The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists, and because such fee income is not material to the Company’s financial statements at December 31, 2011 and 2010, the fair value of these commitments is not presented.

Many of the Company’s assets and liabilities are short-term financial instruments whose carrying amounts reported in the Statement of Condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company’s remaining on-balance sheet financial instruments as of December 31, 2011 and 2010 are summarized below.

	2011		2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in thousands)
Financial assets:
Cash, due from banks and federal funds sold	$37,911	$37,911	$25,852	$25,852
Interest-bearing deposits	61,942	61,942	144,022	144,022
Securities available for sale	517,213	517,213	425,560	425,560
Loans, net	1,234,893	1,213,983	1,335,354	1,300,925
Accrued interest receivable	6,227	6,227	6,485	6,485
Financial liabilities:
Deposits	$1,811,673	$1,815,613	$1,864,805	$1,870,448
Short-term borrowings	20,000	20,676	20,000	21,001
FHLB advances and long-term debt	70,539	54,096	92,804	75,836
Accrued interest payable	2,916	2,916	4,285	4,285

Certain financial instruments and all non-financial instruments are excluded from disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Note 18.  Commitments and Contingencies

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, letters of credit and others, which are not included in the consolidated financial statements. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the financial statements. A summary of these commitments and contingent liabilities is presented below.

	December 31,
	2011	2010
	(Dollars in thousands)
Standby letters of credit	$19,194	$23,027
Commitments to extend credit	206,718	239,685

The Company, as part of its ongoing operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by the Company generally to guarantee the performance of a customer to a third party. A financial standby letter of credit is a commitment by the Company to guarantee a customer’s repayment of an outstanding loan or financial obligations. In a performance standby letter of credit, the Company guarantees a customer’s performance under a contractual non-financial obligation for which it receives a fee. The Company has recourse against the customer for any amount it is required to pay to a third party under a standby letter of credit. Revenues are recognized over the life of the standby letter of credit. The maximum potential amount of future payments the Company could be required to make under its standby letters of credit at December 31, 2011, was $19.194 million, and that sum represents the Company’s maximum credit risk. At December 31, 2011, the Company had $192 thousand of unearned fees associated with standby letter of credit agreements. The Company holds collateral to support standby letters of credit when deemed necessary. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial property.

The Company leases certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining non-cancelable terms in excess of one year as of December 31, 2011 are summarized below.

Year	Minimum Rental Payments
(Dollars in thousands)
2012	$627
2013	936
2014	943
2015	984
2016	984
After 2017	6,190
Total	$10,664

Rental expense under all operating leases amounted to $622 thousand in 2011, $382 thousand in 2010, and $469 thousand in 2009.

The Company and the Bank are the subject of claims and disputes arising in the normal course of business. Management, through consultation with the Company’s legal counsel, is of the opinion that these matters will not have a material impact on the Company’s financial condition or results of operations.

Note 19.  Non-Interest Revenue

Components of other income, charges and fees are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Mortgage loan fees	$1,199	$1,386	$1,289
ATM interchange fees	2,179	2,030	1,738
Other	3,581	3,574	4,024
Total	$6,959	$6,990	$7,051

Note 20.  Non-Interest Expense

Components of other non-interest expense are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Accounting and audit	$967	$821	$919
Advertising	188	186	295
Data processing	315	290	322
Stationery and supplies	588	588	739
Other	7,659	7,954	8,940
Total	$9,717	$9,839	$11,215

Note 21. Other Comprehensive Income (Loss)

Other comprehensive income (loss) is the change in equity during a period from transactions and other events and circumstances from non-owner sources. In addition to net income, the Company has identified changes related to other non-owner transactions in the consolidated statement of shareholders’ equity and other comprehensive income (loss). In the calculation of other comprehensive income (loss), certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income (loss) in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effect for the three years ended December 31:

	2011
	Before Tax Amount	Tax Effect	After Tax Amount
	(Dollars in thousands)
Noncredit portion of other-than-temporary impairment losses:
Noncredit portion of other-than-temporary impairment losses	$(1,893)	$0	$(1,893)
Less: reclassification adjustment of credit portion included in net income	200	0	200
Net noncredit portion of other-than-temporary impairment losses	(1,693)	0	(1,693)
Less realized gains included in operations	(3,882)	0	(3,882)
Net change in unrealized gains on securities	11,843	0	11,843
Net pension liability adjustment, substantially actuarial losses	(6,308)	0	(6,308)
Other comprehensive loss	$(40)	$0	$(40)

	2010
	Before Tax Amount	Tax Effect	After Tax Amount
	(Dollars in thousands)
Unrealized gains arising during the period	$347	$130	$217
Less realized gains included in operations	(2,369)	(888)	(1,481)
Net change in unrealized gains on securities	(2,022)	(758)	(1,264)
Net pension liability adjustment, substantially actuarial losses	(160)	(60)	(100)
Other comprehensive loss	$(2,182)	$(818)	$(1,364)

	2009
	Before Tax Amount	Tax Effect	After Tax Amount
	(Dollars in thousands)
Noncredit portion of other-than-temporary impairment losses:
Noncredit portion of other-than-temporary impairment losses	$(1,209)	$(453)	$(756)
Less: reclassification adjustment of credit portion included in net income	400	150	250
Net noncredit portion of other-than-temporary impairment losses	(809)	(303)	(506)
Less realized gains included in operations	(3,897)	(1,461)	(2,436)
Net change in unrealized gains on securities	927	348	579
Net pension liability adjustment, substantially actuarial gains	1,386	520	866
Other comprehensive loss	$(2,393)	$(896)	$(1,497)

At December 31, 2011 and 2010 accumulated other comprehensive income (loss) was comprised of the following:

	December 31, 2011
	Before Tax Amount	Tax Effect	After Tax Amount
	(Dollars in thousands)
Unrealized gains on securities available for sale	$4,765	$0	$4,765
Pension related adjustments, including minimum liability and funding status	(9,937)	0	(9,937)
Accumulated other comprehensive loss	$(5,172)	$0	$(5,172)

	December 31, 2010
	Before Tax Amount	Tax Effect	After Tax Amount
	(Dollars in thousands)
Unrealized losses on securities available for sale	$(2,405)	$(902)	$(1,503)
Pension related adjustments, including minimum liability and funding status	(5,805)	(2,176)	(3,629)
Accumulated other comprehensive loss	$(8,210)	$(3,078)	$(5,132)

Note 22. Condensed Parent Company Financial Statements

Condensed Statements of Condition

	December 31,
	2011	2010
	(Dollars and shares in thousands except per share amount)
ASSETS
Cash and cash equivalents	$1,027	$1,997
Investment in bank subsidiary	179,787	217,954
Other assets	2,079	6,263
Total assets	$182,893	$226,214
LIABILITIES
Short-term debt	$20,000	$20,000
Long-term debt	34,021	34,021
Other liabilities	14,590	8,263
Total liabilities	68,611	62,284
SHAREHOLDERS’ EQUITY
Preferred stock — no par value
Shares authorized — 500
Shares outstanding — 50 in 2011 and 2010	48,730	48,140
Common stock — $.01 par value – per share
Shares authorized — 50,000
Shares issued — 18,210 in 2011 and 17,895 in 2010	182	179
Additional paid in capital	194,636	193,901
Accumulated other comprehensive loss, net	(5,172)	(5,132)
Deferred compensation payable in common stock	949	826
Retained earnings	(121,686)	(70,750)
Treasury stock, 256 shares in 2011 and 2010, at cost	(2,408)	(2,408)
Common stock held in grantor trust, 182 shares in 2011 and 124 shares in 2010	(949)	(826)
Total shareholders’ equity	114,282	163,930
Total liabilities and shareholders’ equity	$182,893	$226,214

Condensed Statements of Income

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Cash dividends from subsidiaries	$2,100	$6,000	$2,000
Other income	68	169	232
Total income	2,168	6,169	2,232
Interest expense — short-term debt	981	1,026	1,015
Interest expense — long-term debt	909	919	1,139
Expenses — other	3,690	(75)	1,067
(Loss) Income before undistributed income (excess distributions) of subsidiaries	(3,412)	4,299	(989)
Equity in excess distributions of subsidiaries	(44,434)	(424)	(120,306)
Net (loss) income	(47,846)	3,875	(121,295)
Effective preferred stock dividend	3,090	3,033	3,026
Net (loss) income available to common shareholders	$(50,936)	$842	$(124,321)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
OPERATING ACTIVITIES
Net (loss) income	$(47,846)	$3,875	$(121,295)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in excess distributions (undistributed earnings) of subsidiaries	44,434	424	120,306
Other, net	4,204	(70)	161
Net cash provided by (used in) operating activities	792	4,229	(828)
INVESTING ACTIVITIES
Capital injection into subsidiary	0	0	(30,000)
Net cash used in investing activities	0	0	(30,000)
FINANCING ACTIVITIES
Cash dividends	(2,500)	(2,480)	(3,008)
Payment of long-term debt	0	0	(57)
Proceeds from issuance of common stock	738	0	0
Proceeds from exercise of stock options	0	1	0
Net cash used in financing activities	(1,762)	(2,479)	(3,065)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(970)	1,750	(33,893)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,997	247	34,140
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,027	$1,997	$247

	2011	2010	2009
	(Dollars in thousands)
Cash paid (received) for:
Interest	$1,876	$1,937	$2,787
Income taxes	(842)	(891)	(424)
Non-cash transactions:
Dividends paid in common stock	0	0	104
Fair value of restricted stock issued	0	0	50

Note 23. Subsequent Events

On March 21, 2012 the Company announced it has ended its efforts to recapitalize the Company as an independent entity and intends to seek a strategic merger partner. The Company expensed $1.20 million of previously deferred costs associated with its proposed capital raise during the 2011 fiscal year.  The Company expects to recognize an additional $2.00 million of capital raise expenses in the first quarter of 2012.

In order to preserve capital while pursuing a strategic merger partner, the Company has elected to delay payments of dividends on its preferred stock and interest payments on its trust preferred securities for the near future, which will effectively prevent it from declaring dividends on the Company’s common stock until such dividends and payments are brought current.  Commencing with the April 30, 2012 payment of interest on the 2006 series of trust preferred securities, the Company has elected to defer the payment of interest on both of the outstanding series of trust preferred securities, and the Company expects to continue to defer the payment of interest on these securities for the foreseeable future.  The deferral of interest payments for up to 20 consecutive quarters (through the first quarter of 2016) is expressly permitted under the applicable indentures for both series of trust preferred securities.

Although the Company will defer the payment of interest, the Company will continue to accrue interest expense related to the trust preferred securities.  The Company recognized interest expense of $909,000, $919,000 and $1.1 million on the trust preferred securities during the years ended December 31, 2011, 2010 and 2009, respectively.  To the extent applicable law permits interest on interest, the deferred interest payments also accrue interest at the rates specified in the corresponding indentures, compounded quarterly.  All of the deferred interest and the compounded interest are due in full at the end of the applicable deferral period.  If the Company fails to pay the deferred and compounded interest at the end of the deferral period, the trustee under the applicable indenture, or the holders of 25% of the outstanding principal amount of any issue of trust preferred securities, would have the right, after any applicable grace period, to declare an event of default.  The occurrence of an event of default on these securities would entitle the trustees and holders of the trust preferred securities to exercise various remedies, including demanding immediate payment in full of the entire outstanding principal amount of the subordinated debentures.